Exhibit 10.1

Execution Version

GAS GATHERING AGREEMENT

THIS GAS GATHERING AGREEMENT (“Agreement”) is entered into effective as of May 21, 2010 at 9:00 a.m., Central Time, (“Effective Date”), by and among KinderHawk Field Services LLC, a Delaware limited liability company (“Gatherer”) and Petrohawk Operating Company, a Texas corporation (“Petrohawk Operating Company”), Petrohawk Properties, LP, a Texas limited partnership (“Petrohawk Properties”), and KCS Resources, LLC, a Delaware limited liability company (“Resources”) (collectively with Petrohawk Operating Company, Petrohawk Properties, and Resources, “Shipper”), sometimes referred to collectively as “Parties” or singularly as “Party.”

RECITALS

1. Shipper owns and/or controls certain supplies of natural gas and desires that Gatherer receive gas from Shipper at the Receipt Point(s) described herein and deliver the gas to the Delivery Point(s) described herein; and

2. Gatherer owns and operates the System, and is willing to gather gas for Shipper on a firm basis, as described below.

In consideration of the mutual covenants in this Agreement, Gatherer and Shipper agree to the following:

ARTICLE I

DEDICATION AND GATHERING SERVICE

1.1. Dedication. Shipper hereby exclusively dedicates and commits the Committed Production for gathering during the term hereof. Shipper shall not deliver any of the Committed Production to any party other than Gatherer, except as otherwise provided in Section 2.7. If Shipper sells, transfers, conveys, assigns, grants or otherwise disposes of all or any interests in the Leases, then any such sale, transfer, conveyance, assignment or other disposition shall be expressly subject to this Agreement and state such in any instrument of conveyance. This dedication is a covenant running with the Leases and is binding on all successors and assigns of Shipper. This Agreement shall be filed of record in all of the Parishes comprising the Dedicated Area. Except as set forth on Schedule 1.1, Shipper has not previously dedicated Leases or production from the Leases to a third party under another agreement prior to the Effective Date of this Agreement. With respect to such prior dedications, such gas will automatically be deemed to be Committed Production and dedicated under this Agreement on the Day following the expiration of such agreement as set forth on Schedule l.1. If after the Effective Date Shipper has the right or ability at no additional cost to terminate any agreement listed on Schedule 1.1, then Shipper shall do so, provided Gatherer shall be ready willing and able to accept such gas subject to the agreement.

1.2. Reservations.

a. Shipper reserves the following rights under this Agreement:

i. to pool or unitize the Leases with other leases in the same field; provided, that, all gas attributable to Shipper’s interest in any unit so formed shall, to the extent of Shipper’s interest in the Leases, be deemed Committed Production;

ii. to use gas above ground in developing and operating the Leases and for fulfilling obligations to the lessors under the Leases for domestic fuel; and

iii. to retain all liquid hydrocarbons separated from the gas prior to the delivery to Gatherer by the use of conventional mechanical gas/oil field separators.

b. Gatherer reserves the following rights under this Agreement:

i. to commingle Shipper’s gas with other gas in the System; and

ii. to own, retain and have the sole right to the proceeds from any sale of all liquid hydrocarbons collected in Gatherer’s pipelines downstream of the Receipt Point(s), provided Gatherer shall not install additional facilities for the recovery of these liquids other than by mechanical separation.

1.3. Gathering and Treating Services. Each Day Shipper shall deliver to Gatherer at the Receipt Point(s) the Committed Production up to the applicable Maximum Daily Quantity of each Receipt Point. Gas will be deemed to be “available for delivery” to the extent that it is either delivered to Gatherer at a Receipt Point or would have been delivered by Shipper but for a failure of Gatherer to comply with its obligations under the terms of this Agreement. Gatherer agrees to receive and gather such gas on a firm basis, not to exceed the Maximum Daily Quantity of the Receipt Point(s), treat such gas for the removal of carbon dioxide in excess of two percent (2%), dehydrate such gas and redeliver a thermally-equivalent quantity less applicable FL&U to the Delivery Point(s) up to the Maximum Daily Quantity for such Delivery Point specified on Exhibit B. Subject to the provisions of Section 3.3 below, Shipper shall make available for delivery to Gatherer at the Receipt Points a cumulative minimum volume of gas equal to the Minimum Contract Quantity over the initial six (6) MCQ Contract Years (as each MCQ Contract Year may be extended as provided for in Sections 9.5 or 10.1) of the term hereof.

1.4. Third Party Volumes.

a. Subject to applicable regulatory restrictions and the terms of this Section 1.4, Shipper shall have first priority on all capacity on the System, including, but not limited to, treating capacity. Gatherer shall have the right to offer unused System capacity to third parties on a firm or interruptible basis; provided, however, that Shipper shall have a first option to take part or all of any System capacity that is being offered on a firm basis. Gatherer shall provide Shipper written notice from time to time specifying the (i) amount on an annual basis of available firm capacity that Gatherer intends to offer to a third party, and (ii) the term of such firm capacity. Shipper shall have thirty (30) days from receipt of Gatherer’s notice to exercise Shipper’s right to take such firm capacity on the same terms and conditions set forth herein (including as to rates); provided, however, that (i) the term of the firm capacity shall match the term that will be offered to third parties and (ii) on an annual basis Shipper must use or pay for 100% of the firm capacity being offered by Gatherer. If Shipper does not respond to the option within thirty (30) days from receipt of Gatherer’s notice, Shipper shall be deemed to have elected not to take the offered firm capacity. In the event Shipper elects to take the offered firm capacity, Shipper and Gatherer shall enter into an appropriate agreement to memorialize the additional firm capacity being taken by Shipper and the commercial terms as set forth in this Section 1.4. If Shipper elects not to take the offered capacity or is deemed to have elected not to take the offered capacity, Gatherer shall have the right to offer that same firm quantity to third parties. Gatherer shall have no obligation to offer to Shipper any interruptible capacity on the System that Gatherer is offering to third parties.

b. Within ninety (90) days after the Effective Date, Shipper and Gatherer will meet and use commercially reasonable efforts to attempt to identify geographic areas within the Dedicated Area that can be served by the System (including anticipated expansions of the System) but for which after taking into account Shipper’s anticipated drilling program there appears to be excess gathering capacity within the System. To the extent Shipper and Gatherer are able to identify and memorialize in writing such geographic areas and the amount of excess gathering capacity and/or delivery point meter capacity that can be offered without an adverse impact on Shipper’s gathering rights hereunder, Gatherer shall be permitted to market the excess capacity that would be available to serve such geographic areas (as firm or interruptible capacity) without complying with the terms set out in Section 1.4(a).

c. To the extent that Gatherer, at it sole cost and expense, constructs expansions to the System (either by adding compression, adding additional pipe, additional treating, or otherwise) and such expansion is designed to allow Gatherer to provide additional capacity on the System for the benefit of third parties, then Gatherer shall have no obligation to offer the capacity related to such expansion to Shipper hereunder.

d. If a third party takes any capacity offered pursuant to this Section 1.4 and Gatherer is thereafter unable to transport or treat Committed Production as a result of Third Party capacity on the System granted pursuant to this Section 1.4, Shipper (i) shall receive a volume credit toward the Minimum Contract Quantity equal to the volume of Committed Production that Gatherer is unable to transport due to the capacity held by such third party, and (ii) may release such restricted portion of the Committed Production in accordance with Section 2.7(a)-(c) below. Any firm capacity that is being offered to a third party in accordance with the terms of this Section 1.4 shall have a priority of service equal to but never in excess of the priority of service being provided to Shipper hereunder.

ARTICLE II

POINTS OF RECEIPT AND DELIVERY; PRESSURE

2.1. Receipt Point(s). The Receipt Point(s) for gas tendered by Shipper hereunder shall be at the points described on Exhibit B, as such Exhibit is modified in accordance with Section 9.2.

2.2. Delivery Point(s). The Delivery Point(s) at which Gatherer shall redeliver natural gas gathered hereunder for Shipper’s account shall be at the points described on Exhibit B or at those Delivery Point(s) as may be agreed to by the Parties. As and when the Parties agree on additional Delivery Point(s), the Parties shall update Exhibit B to reflect the new Delivery Points and the agreed upon Maximum Daily Quantity applicable to such Delivery Point.

2.3. Delivery Pressure. Shipper shall deliver gas to Gatherer at the Receipt Point(s) at a pressure sufficient to enter Gatherer’s System against the actual operating pressure, as same may vary from time to time, but not to exceed the MAOP. Gatherer shall maintain the pressure in Gatherer’s System at or below the MAOP.

2.4. Redelivery Pressure. Gatherer shall receive Shipper’s gas at the Receipt Point(s) and treat, dehydrate and redeliver such gas at the Delivery Point(s) at the pressure existing in the System from time to time, but not to exceed the MAOP.

2.5. Rate of Flow. Shipper shall use commercially reasonable efforts to balance receipts and deliveries of its gas to and from the System and, if necessary, make adjustments to balance such receipts and deliveries. In no event will Gatherer be obligated to deliver or receive a quantity of gas during any given Day that differs from the Scheduled Quantity for such Day. If the actual quantity of gas received during any Day differs from the Scheduled Quantity, then Gatherer will be obligated to deliver that Day only the lesser of the actual quantity received or the Scheduled Quantity. The Parties shall use commercially reasonable efforts to receive and deliver the Scheduled Quantity at a uniform hourly rate of flow determined by dividing the Scheduled Quantity by twenty-four (24). Gatherer has (i) no obligation to accept variations from a uniform hourly rate of flow, and (ii) the ability, to be exercised in its reasonable discretion, to accept variations based on Gatherer’s operating conditions, without waiver of the uniform flow requirement set out in this paragraph.

2.6. Compression Requirement. Gatherer is providing high-pressure service hereunder and Gatherer shall not be required to provide compression to effect the receipt or redelivery of gas pursuant to this Agreement.

2.7. Releases. Subject to Section 2.7(d) below, if at any time Gatherer’s System has insufficient capacity to receive and handle all of the Committed Production or Gatherer is otherwise unable or unwilling to receive the Committed Production that Gatherer is required to take hereunder, Shipper shall have the following release rights pertaining to such gas:

a. Shipper shall be granted an automatic temporary release from dedication to this Agreement of all Committed Production which Gatherer cannot or will not receive at the Receipt Points and handle on the System. All such Committed Production that Gatherer cannot or will not receive hereunder and is available for delivery at the Receipt Points (during the temporary release period) shall be credited toward the applicable Minimum Annual Quantity under Section 3.3 below. Such temporary release shall expire if, and when, Gatherer is able and willing to receive Committed Production at the Receipt Points and on the System. Gatherer shall provide Shipper no less than seventy-two (72) hours notice of Gatherer’s ability to receive and handle the temporarily released gas, and thereafter Shipper shall arrange to redeliver the temporarily released gas to Gatherer hereunder. Shipper shall resume delivering the Committed Production that was temporarily released hereunder no later than ten (10) days following Gatherer’s notice to Shipper of Gatherer’s ability to receive and handle the released gas.

b. In the event Gatherer’s System has insufficient capacity to receive and handle all of the Committed Production or Gatherer is otherwise unable or unwilling to receive Committed Production for a period of at least sixty (60) consecutive Days and such inability is not due to a Force Majeure event, then at Shipper’s option and upon written request to Gatherer, Shipper shall be granted a permanent release from dedication to this Agreement of all gas produced from the Wells behind the Receipt Point at which Gatherer cannot receive and handle all Committed Production. In the event Gatherer’s System has insufficient capacity to receive and handle all of the Committed Production, or Gatherer is otherwise unable or unwilling to receive Committed Production for a period of at least one hundred twenty (120) consecutive Days and such inability is due to a Gatherer Force Majeure Event other than a Weather Event, then at Shipper’s option and upon written request to Gatherer, Shipper shall be granted a permanent release from dedication to this Agreement of all gas produced from the Wells behind the Receipt Point at which Gatherer cannot receive and handle all Committed Production. In the event Gatherer’s System has insufficient capacity to receive and handle all of the Committed Production or Gatherer is otherwise unable or unwilling to receive Committed Production as a result of Gatherer Force Majeure Event based on a Weather Event, then Shipper shall be entitled to the rights set out in Section 2.7(a) but shall not be entitled to a permanent release. If Shipper is entitled to a permanent release as provided for in this Section 2.7(b), Shipper must notify Gatherer of its election to exercise the rights provided for in this Section 2.7(b) within ten (10) Days after the right to elect the permanent release arises.

c. If there is a permanent release under Section 2.7(b) above prior to the end of the sixth MCQ Contract Year, then (i) the mutually agreed upon projected total volumes for each such released Well and area shall be automatically counted towards the Minimum Contract Quantity hereunder, and (ii) the applicable remaining Minimum Annual Quantities shall be automatically reduced in proportion to such permanent release by dividing (x) the agreed upon projected total volumes for the remaining MCQ Contract Years until the end of the sixth MCQ Contract Year for each such released Well and area, by (y) the remaining MCQ Contract Years left until the end of the sixth MCQ Contract Year, and subtracting such amount from each of the remaining Minimum Annual Quantities.

d. The terms of this Section 2.7 shall not apply to Committed Production that Gatherer refrains from gathering as a result of (i) Shipper imbalances as provided in Section 4.4(e), (ii) operational flow orders or Routine Maintenance, (iii) delivery by Shipper of non-specification gas, (iv) a Shipper default as provided for in Article 12, or (v) Shipper’s loss or lack of capacity on DPLs.

ARTICLE III

FEES, MINIMUM CONTRACT QUANTITY, BILLING, AND PAYMENT

3.1. Gathering Fee. As consideration for the gathering services performed by Gatherer hereunder, Shipper shall pay to Gatherer the gathering fee set forth on Exhibit C.

3.2. Treating Fee. If any quantity of gas delivered by Shipper at the Receipt Point(s) contains more than two percent (2%) by volume of carbon dioxide, then Gatherer will provide treatment for such gas. As consideration for such treating services, Shipper shall pay to Gatherer the treating fee set forth on Exhibit C. The treating fee shall include all dehydration services performed hereunder.

3.3. Minimum Contract Quantity. At the end of each MCQ Contract Year of the Agreement through the end of the sixth MCQ Contract Year (as each MCQ Contract Year may be extended as provided for in Sections 9.5 or 10.1), if the total volume of Committed Production that was available for delivery to the System plus any gas produced from Shipper operated wells that is attributable to third parties and delivered to Gatherer (“Total Available Gas”) is less than Minimum Annual Quantity for such MCQ Contract Year (as shown on the chart below), then Gatherer shall invoice Shipper within sixty (60) Days from the end of the MCQ Contract Year for a True-Up Payment for the applicable MCQ Contract Year. Gatherer shall submit the invoice to Shipper setting forth the Total Available Gas for such MCQ Contract Year, the applicable True-Up Fee and the True-Up Payment due. The amount of the invoiced true-up payment (“True-Up Payment”) shall be calculated as follows: multiply (x) the positive difference between the Minimum Annual Quantity for such MCQ Contract Year minus the total volume of Total Available Gas for such MCQ Contract Year by (y) the True-Up Fee. The “True-Up Fee” shall equal (i) the gathering fee in effect on the last Day of such MCQ Contract Year plus (ii) the mathematical average of the monthly treating fee that has been charged for each Month of the applicable MCQ Contract Year. Shipper shall pay the undisputed invoiced amount within thirty (30) Days from receipt thereof.

MCQ Contract Year	Daily Quantity (MMcf)	Minimum Annual Quantity (Bcf)
Year 1 (partial) -2010	360.4	81.090
Year 2 – 2011	418.9	152.899
Year 3 – 2012	651.9	238.595
Year 4 – 2013	887.8	324.047
Year 5 – 2014	1,009.9	368.614
Year 6 (partial) – 2015	1,021.9	143.066

3.4. Statements and Payments. If required by the DPLs, Gatherer shall provide the DPLs an allocation each Month for the volumes delivered during the preceding Month on behalf of Shipper. Such allocations shall be based upon DPLs’ custody transfer measurement volume and allocated by Gatherer on a pro-rata basis in accordance with all volumes received on Gatherer’s System for delivery to DPLs. On or before the fifteenth (15th) of each Month, Gatherer shall tender to Shipper a monthly statement showing the following with respect to the preceding Month:

a. the actual metered volumes of gas allocated to Shipper in Mcf and MMBtu, Gross Heating Value, and total dry MMBtu received at each Receipt Point and delivered at the Delivery Point;

b. FL&U allocated to Shipper at the Receipt Point(s);

c. the gathering fee;

d. the treating fee, if any;

e. any imbalance cashout charges or credits;

f. any extensions to the MCQ Contract Year due to excess Routine Maintenance or Gatherer Force Majeure events; and

g. the total net amount due Gatherer for gathering and treating services hereunder.

Shipper shall render payment to Gatherer for the amount due on the monthly statement on or before the last business Day of each Month by wire transfer to the following account:

WELLS FARGO BANK, N.A. Account Number: 412-2031271 ABA Number: 121000248

Gatherer shall include in each monthly statement a true-up reflecting any necessary adjustments (with reasonable supporting detail) to the foregoing items. Any required adjustments shall be handled as part of the amounts owing as set forth in the monthly statement.

If Shipper fails to pay the entire undisputed amount of any invoice when the amount is due, Gatherer may bill Shipper a charge for late payment which will be included by Gatherer on the next regular monthly bill rendered, or by separate invoice from Gatherer to Shipper. The charge for any undisputed late payment shall be equal to the product of (a) the unpaid, undisputed portion of the bill, times (b) the ratio of the number of days from the due date to the date of actual payment to 365, times (c) the prime rate of interest per annum most recently published prior to such Day by The Wall Street Journal in the table entitled “Money Rates”, plus two percent (2%); provided, however, that in no event shall such interest rate exceed the maximum rate permitted by law.

3.5. Annual Rate Adjustment. The gathering and treating fees described in Exhibit C shall be adjusted at the end of each Contract Year by the product of the fee then in effect multiplied by the percentage increase in the Consumer Price Index for all Urban Consumers as published by the Bureau of Labor Statistics of the United States Department of Labor for the previous Year; provided, however, that in no event shall the annual rate adjustment exceed four percent (4%). If the Consumer Price Index for all Urban Consumers ceases publication, Gatherer and Shipper shall negotiate in good faith a replacement index. Such rate adjustments shall begin on the first anniversary of the Effective Date and the adjusted rates shall apply starting with the commencement of the second Contract Year.

3.6. Disputed Statement. In the event that Shipper, in good faith, disputes any billing or statement, Shipper shall pay to Gatherer any undisputed amount and shall notify Gatherer in writing within twenty (20) Days following receipt of the invoice that Shipper disputes other amounts, which notice shall include adequate documentation demonstrating the amount of and basis for the dispute. The Parties shall endeavor in good faith to resolve such dispute as provided in Section 16.3 within thirty (30) Days following Gatherer’s receipt of such notice.

3.7. Examination of Books. Each Party shall have the right to examine, at all reasonable times, books, records and charts of the other Party from the previous two (2) Years to the extent necessary to verify or audit the accuracy of any statement, bill, chart, or computation made under or pursuant to this Agreement. The scope of any audit shall be limited to transactions affecting the gas delivered or services provided hereunder and shall be limited to the twenty-four (24) Month period immediately prior to the Month in which the notice requesting an audit was given. This examination right shall not be available with respect to any proprietary information not directly relevant to transactions under this Agreement.

3.8. Adjustment for Change in Environmental Laws. Gatherer may incur additional costs or expenses in connection with providing services as Gatherer under this Agreement in order to comply with changes in applicable U.S. federal, state, and local laws, regulations, permits, approvals and requirements pertaining to health, safety, or the environment (the “Environmental Laws”) or changes in the interpretation of Environmental Laws. Such costs and expenses may include but are not limited to direct, actual or pro rata costs or expenses incurred by Gatherer in order for Gatherer to provide Shipper the services hereunder relating to (a) making additions or modifications to facilities, (b) changing methods of operation to comply with new or revised laws or regulations (or interpretations thereof), (c) implementing the conditions of any permit necessary to operate, (d) preventing, reducing, controlling or monitoring any emission, exposure or discharge into the environment, or (e) paying additional fees, taxes (but excluding income tax) or assessment or purchasing emission credits, allowances, or offsets that may be necessary under the Environmental Laws (hereinafter referred to collectively as “Compliance Costs.”) If Gatherer is required to expend Compliance Costs to transport or treat the Committed Production hereunder, Gatherer may from time-to-time provide Shipper with ninety (90) days written notice of the total amount of the Compliance Costs and the required adjustment to the gathering and treating fees set forth on Exhibit C (along with reasonable supporting detail) sufficient to reimburse Gatherer for the Compliance Costs, which adjustment shall be calculated utilizing a commercially reasonable methodology.

ARTICLE IV

NOMINATIONS, SCHEDULING AND IMBALANCES

4.1. Submission. Shipper shall submit nominations for gas to the attention of the Gas Scheduling Department of Gatherer in writing by fax, email or other electronic means designated by Gatherer.

4.2. Nomination. By 11:00 a.m. Central Time on the Day before gas is desired to flow, Shipper shall submit to Gatherer a nomination that includes the following:

a. Shipper’s name, contact name, email address and phone number;

b. Contract number assigned by Gatherer;

c. Daily quantity of gas to be transported in MMBtu;

d. Daily quantity of gas to be received by Gatherer at each Receipt Point;

e. Daily quantity of gas to be delivered by Gatherer at each Delivery Point;

f. Begin date for the nomination and end date for the nomination (not to extend past the last Day of the Month in which gas would first flow under the nomination); and

g. Shipper’s contract numbers with upstream and downstream parties to which gas will be received and delivered.

Gatherer, in its reasonable discretion, may accept nominations at such later time as operating conditions permit, and may waive any nomination requirement. Notwithstanding anything to the contrary, however, Gatherer shall not be obligated to provide service hereunder on any Day on which Shipper does not nominate volumes pursuant to the procedures herein. It is understood by Shipper that Shipper is the sole responsible Party for monthly nominations into the DPLs. It is further understood by Shipper that Shipper is the sole responsible Party for daily, monthly and cumulative gas imbalances caused by Shipper with the DPLs.

4.3. Discrepancies in Nomination. If a discrepancy exists between Shipper’s nominated volumes and volumes confirmed by the DPL for Shipper at the Delivery Point(s), Gatherer shall notify Shipper and Shipper shall be responsible for correcting the discrepancy and shall timely re-nominate the corrected volumes. If the discrepancy is not resolved on a timely basis, the “corrected volumes” will be the lesser of the volume nominated by Shipper at the Delivery Point(s) and the volume confirmed by the DPL.

4.4. Imbalances. The term “imbalance” for purposes of this Agreement means the cumulative difference in a Month between (a) the quantity of gas in MMBtu received for the account of Shipper at the Receipt Point(s), less Shipper’s FL&U, and (b) the quantity of gas in MMBtu confirmed and scheduled for the account of Shipper at the Delivery Point(s).

a. Balancing Obligations. The gas to be gathered hereunder will be received, gathered and delivered at uniform hourly and Daily rates of flow as set forth in Section 2.5, to the extent it is consistent with the operating conditions on Gatherer’s System. The quantity of gas received and delivered for Shipper shall be kept in balance on a Daily as well as Monthly basis. It is the intent of Gatherer and Shipper that any variance, or imbalance, between the quantity of gas received from or for the account of Shipper at the Receipt Point(s) and the quantity of gas confirmed and scheduled for delivery to or for the account of Shipper at the Delivery Point(s) be minimal and incidental. Gatherer may establish operational balancing agreements with DPLs to resolve imbalances between pipelines to keep its pipeline and shippers balanced on a daily basis.

b. Notification. Either Party shall notify the other as soon as practicable when it becomes aware of an imbalance in receipts or deliveries. Gatherer shall provide written, oral or electronic notification of any imbalance in receipts and deliveries, and Gatherer and Shipper will promptly make adjustments in receipts and deliveries as is consistent with Gatherer’s operating conditions in order to balance any imbalance so shown. Shipper shall use commercially reasonable efforts to refrain from creating a positive, negative or scheduling imbalance. Gatherer shall settle any imbalances by using the methods set forth in Section 4.4(c). There will be a final cash out immediately upon or following the termination of this Agreement and the provisions of this Section 4.4 will survive the termination of this Agreement. Gatherer, at any time and with notice to Shipper, may initiate an operational flow order to protect its pipeline operations that limits receipts and deliveries and requires hourly and Daily rates of flow to be uniform and in balance. In such event, Gatherer may adjust Shipper’s Scheduled Quantity to comply with the operational flow order.

c. Imbalance Resolution. If for any Month the Delivery Quantity is greater than the Receipt Quantity, then Shipper shall be deemed to be “Underdelivered” for such Month. If for any Month the Delivery Quantity is less than the Receipt Quantity, then Shipper shall be deemed to be “Overdelivered” for such Month.

Overdelivered Imbalances for a Month will be cashed out at a price equal to the applicable Cashout Percentage set forth in Table A below multiplied by the Cashout Price for such Month according to the following table:

Table A

Imbalance Percentage	Cashout Percentage
>0% but ≤ 5%	100%
>5% but ≤ 10%	90%
>10% but ≤ 15%	85%
>15% but ≤ 20%	80%
> 20%	75%

Underdelivered Imbalances for a Month will be cashed out at a price equal to the applicable Cashout Percentage set forth in Table B below multiplied by the Cashout Price for such Month according to the following table:

Table B

Imbalance Percentage	Cashout Percentage
>0% but ≤ 5%	100%
>5% but ≤ 10%	110%
>10% but ≤ 15%	115%
>15% but ≤ 20%	120%
>20%	125%

d. Imbalance Indemnity. SHIPPER SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD GATHERER HARMLESS FROM AND AGAINST ANY PENALTIES, FINES, FEES, LOSSES, CLAIMS, CAUSES OF ACTION (WHETHER IN TORT, CONTRACT OR OTHERWISE), OR JUDGMENTS OBTAINED (INCLUDING THE PAYMENT OF REASONABLE ATTORNEYS’ FEES AND COURT COSTS) AGAINST GATHERER BY (I) ANY UPSTREAM OR DOWNSTREAM GATHERERS OR DPLs, (II) ANY PARTY WITH CURTAILED CAPACITY, AND (III) ANY OTHER THIRD PARTY, ARISING OUT OF OR CAUSED BY IMBALANCES BETWEEN THE RECEIPT POINT(S) AND THE DELIVERY POINT(S) FROM SHIPPER’S FAILURE TO TIMELY BALANCE RECEIPTS AND DELIVERIES ON GATHERER’S SYSTEM.

e. Safety. Gatherer shall have no obligation to receive imbalances from Shipper; provided, however, if Shipper continues to deliver a quantity of gas at the Receipt Point(s) that is in excess of or less than the quantity scheduled to be received by Shipper at the Delivery Point(s) and such imbalance would jeopardize the safety of Gatherer’s operations or its ability to meet its contractual commitments to others, Gatherer has the right to (i) vent, without being held liable to Shipper or any other Person, all or such part of that excess quantity as Gatherer, in its reasonable discretion, deems necessary; (ii) cease receipt of all or any portion of Shipper’s gas at the Receipt Point(s) if Gatherer, in its reasonable discretion, deems that action necessary; or (iii) cease delivery of all or any portion of Shipper’s gas at the Delivery Point(s) if Gatherer, in its reasonable discretion, deems that action necessary.

ARTICLE V

POSSESSION AND RESPONSIBILITY

As between Shipper and Gatherer, Shipper shall be in control and possession of all gas deliverable hereunder until such gas is delivered at the Receipt Point and after gas has been redelivered by Gatherer to the designated Delivery Point. Shipper will be fully responsible and liable for any and all gas loss, damages, claims, actions, expenses, liabilities, including reasonable attorneys’ fees, injury to and death of persons, property damage claims, or penalties for environmental damage, pollution, and contamination, caused or resulting from Shipper’s handling of said gas while in its control and possession or Shipper’s operation of its facilities, and SHIPPER AGREES TO INDEMNIFY, DEFEND AND HOLD GATHERER, ITS AFFILIATES, AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, AGENTS AND REPRESENTATIVES HARMLESS FROM AND AGAINST ALL LOSSES, CLAIMS, ACTIONS AND LIABILITIES, COSTS AND EXPENSES WITH RESPECT THERETO. As between Gatherer and Shipper hereto, Gatherer shall be in control and possession of the gas from and after the time such gas is received at the Receipt Point until it is redelivered at the designated Delivery Point and Gatherer will be fully responsible and liable for any and all damages, claims, actions, expenses, liabilities, including reasonable attorneys’ fees, injury to and death of persons, property damage claims, or penalties for environmental damage, pollution, or contamination, caused or resulting from Gatherer’s handling of said gas while in its control and possession or Gatherer’s operation of the System, and GATHERER AGREES TO INDEMNIFY, DEFEND AND HOLD SHIPPER, ITS AFFILIATES, AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, AGENTS AND REPRESENTATIVES HARMLESS FROM AND AGAINST ALL LOSSES, CLAIMS, ACTIONS AND LIABILITIES, COSTS AND EXPENSES WITH RESPECT THERETO.

ARTICLE VI

TITLE AND INDEMNIFICATION

6.1. Title, Warranty and Indemnity. Shipper warrants that it has the right to dedicate all Committed Production, and has good and merchantable title and right to the gas delivered to Gatherer, and that such gas is free from liens and adverse claims of every kind. Shipper shall pay all taxes levied on the gas it delivers to Gatherer at the Receipt Point(s). SHIPPER COVENANTS THAT IT WILL INDEMNIFY, DEFEND, AND SAVE GATHERER HARMLESS FROM AND AGAINST ANY AND ALL TAXES, PAYMENTS, LIENS, ENCUMBRANCES, SUITS, ACTIONS, CAUSES OF ACTION (WHETHER IN TORT OR IN CONTRACT), CLAIMS AND DEMANDS ARISING FROM OR OUT OF ANY ADVERSE CLAIMS BY TAXING AUTHORITIES OR THIRD PARTIES CLAIMING OWNERSHIP OF OR AN INTEREST IN THE GAS TENDERED FOR GATHERING HEREUNDER.

6.2. Substances Recovered in Pipeline. All substances, whether or not of commercial value and of whatever nature (excluding natural gas and CO2), which Gatherer recovers in the course of rendering the gathering and treating services for the Committed Production, shall be Gatherer’s sole property. Gatherer shall not be obligated to account to Shipper for any value, whether or not realized by Gatherer that may attach or be said to attach to such substances.

ARTICLE VII

TERM

This Agreement shall commence on the Effective Date and remain in full force and effect for so long as any of the Leases remain or are continued in force. Any termination of this Agreement shall not relieve Gatherer or Shipper of the obligation to pay monies due, if any, to the other Party or settlement of any gas imbalances due, if any, to the other Party or a DPL.

ARTICLE VIII

QUALITY AND MEASUREMENT

8.1. Quality Specifications. The Committed Production delivered by Shipper at each Receipt Point shall meet the following quality specifications:

a. Oxygen – not to exceed two (2) parts per million of uncombined oxygen, and the Parties shall make reasonable efforts to maintain the gas free from oxygen. If Gatherer is required to treat the gas for oxygen content, Gatherer will invoice Shipper pursuant to Section 3.4 for actual costs to treat the gas for oxygen;

b. Hydrogen Sulfide – not to exceed one-quarter (1/4) grain per one hundred (100) cubic feet of gas;

c. Total Sulfur – including mercaptans and hydrogen sulfide, not to exceed one (1) grain per one hundred (100) cubic feet of gas;

d. Carbon Dioxide – not to exceed seven percent (7%) by volume;

e. Liquids – the gas shall be free of water and other objectionable liquids at the temperature and pressure at which the gas is delivered;

f. Dust, Gums and Solid Matter – the gas shall be commercially free of dust, gums, gum forming constituents, inerts, and other media or solid matter;

g. Gross Heating Value – have a Gross Heating Value of not less than nine hundred fifty (950) Btu per cubic foot;

h. Temperature – have a temperature of not less than forty degrees (40°) Fahrenheit and not more than one hundred twenty degrees (120°) Fahrenheit;

i. Nitrogen – not to exceed two percent (2%) by volume and total inert gases not to exceed seven and one-half percent (7.5%) by volume;

j. Hydrocarbon dew point – not to exceed ten (10°) Fahrenheit under expected operating conditions;

k. Other – not to contain any carbon monoxide, halogens or unsaturated hydrocarbons; and

l. Hazardous Waste – not to contain hazardous waste as defined in the Resources Conservation and Recovery Act of 1976.

Should Shipper deliver gas not meeting the foregoing quality specifications, Gatherer shall have the right to immediately cease accepting deliveries of such non-specification gas at the Receipt Point(s), and promptly send Shipper written notice of such action and the basis thereof. Notwithstanding the foregoing, at its sole discretion and with written notice to Shipper, Gatherer may continue to accept gas that does not meet the quality specifications. In such event, (i)

Shipper shall not be liable for any claims arising with respect to the delivery of non-specification gas and (ii) Gatherer may charge a conditioning fee relevant to such gas that fails to meet the quality specifications. The amount of such conditioning fee shall be determined by Gatherer utilizing a commercially reasonable methodology. Gatherer shall notify Shipper within thirty (30) days of its assessment of such a conditioning fee hereunder. In addition, if Gatherer, without knowledge, accepts any non-specification gas from Shipper, then Shipper shall indemnify and hold harmless Gatherer against any claims or causes of action brought by any person or entity whether in contract or in tort to the extent such claims or causes of action arise out of or are related to the movement of Shipper’s non-specification gas and shall reimburse Gatherer for any and all damages arising therefrom. If Gatherer at any time accepts delivery of gas that does not conform to the foregoing quality specifications, such acceptance will not constitute a waiver of this provision with respect to any future delivery of gas.

8.2. Measurement.

a. General. For billing and payment purposes, the gas received and delivered hereunder shall be measured by metering facilities installed, operated and maintained by Gatherer or its designee. Such measurement stations are to be equipped with orifice meters and recorders, or electronic flow measurement devices (“EFM”) and samplers (spot samplers, composite samplers or online gas chromatograph) commonly accepted by the industry sufficient to accomplish the accurate measurement of gas; provided, that, Gatherer has the right, within its reasonable discretion, to upgrade to or utilize more modern devices that meet industry standards. Shipper shall not be required to install samplers or chromatographs at any Receipt Point.

b. Procedure. The measurement of gas at Receipt Point(s) or Delivery Point(s) will be conducted in accordance with the following:

i. Measurement hereunder shall be based on the Unit of Volume. The average atmospheric pressure will be calculated using the actual elevation and location of the Receipt or Delivery Point(s). Whenever conditions of temperature and pressure differ from such standard, conversion of the volume of gas from such conditions to the standard conditions will be made in accordance with the Ideal Gas Laws corrected for deviation of the gas from Boyle’s Law in accordance with the methods and formulae prescribed in the American Gas Association Report No. 8 Compressibility Factors of Natural Gas and Other Hydrocarbon Gases, as last amended.

ii. Measurement, both volumetric and thermal, will be computed in accordance to the latest publications of the American Gas Association in AGA Report # 3 or AGA Report # 8 in conjunction with the American National Standard publication, Orifice Metering of Natural Gas, ANSI/API 2530, latest revision.

iii. The specific gravity of the gas will be determined at the point(s) of measurement by one of the following methods, mutually acceptable to the Parties: (1) an on-line chromatograph, (2) continuous sampling, or (3) spot sampling.

iv. The temperature when gas is flowing, the factor for specific gravity according to the latest test therefor and the corrections for deviation from Boyle’s Law applicable during each metering period will be used to make proper computations of gas volumes measured hereunder.

v. The Gross Heating Value of gas will, at Gatherer’s option, be determined at each point(s) of measurement hereunder: (1) by an online chromatograph, (2) by composite samples, or (3) by spot samples, taken by Gatherer or its nominee by application of the methods contained in API/GPA standards and in such amendments and revisions thereto and superseding reports thereof as recommended by the API/GPA committee. The Gross Heating Value, however determined, will be converted to the condition specified in the definition of Unit of Volume. If an analytical chromatograph is used, such analytical chromatograph is to be of a design and manufacture mutually agreeable to both the Shipper and the Gatherer. The physical constants used in Btu computation for a perfect gas will be derived from the “Table of Physical Constants of Paraffin Hydrocarbons and Other Compounds” as published in the GPA Standard 2145-03 and superseding revisions thereof. The analysis will be complete and individual values in mol percent or fraction of each hydrocarbon compound will be listed through CH6. The CH6+ values will be as stated in GPA standard 2261, 7.3.6 Table IV (as may be revised from time to time) or, at Gatherer’s option, by use of an extended analysis. The analysis will further include the mol fraction or percent individually of additional compounds contained in chromatographically measurable quantity contained in the sample. The method to be used for chromatographic analysis will be that contained in GPA standard 2261, Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography and any superseding revisions thereof.

vi. Upon mutual agreement of the Parties, other types of Btu per cubic foot measuring devices may be installed and operated and the Gross Heating Value will be computed in accordance with the manufacturer’s instructions for same and consistent with industry-accepted practices for transmission Btu per cubic foot measurement.

vii. Gas samples taken from the System for purposes of determining or deriving quantitative values that will be used in the computation of gas volume and the Gross Heating Value will be obtained through use of a probe to be inserted sufficiently beyond the periphery of the internal pipe walls to assure that the gas being drawn for the sample is free of any liquid accumulation from the internal pipe wall.

viii. If any standards or methods for calculations or determinations set forth in any applicable GPA publications are revised, the Parties agree that this Agreement will be amended accordingly.

ix. Gatherer will install, own, operate and maintain standard type measuring and testing equipment necessary to measure and test gas transported hereunder and will keep same accurate and in good repair. Gatherer’s EFM equipment, if installed, will be tested not less than once every three (3) Months for accuracy. Data editing, calibrations, repairs and adjustments of Gatherer’s measuring and testing equipment will be done only by employees of Gatherer or its designated representatives. All analyzing may be witnessed by Shipper. Shipper or its designated representative may, in the presence of an employee of Gatherer or Gatherer’s designated representative, have access to Gatherer’s measuring and analyzing equipment at any reasonable time, and will have the right to witness tests, calibrations and adjustments thereof. All tests scheduled hereunder will be preceded by reasonable notice to Shipper. Upon request of either Party hereto for a special test of any meter or auxiliary equipment, Gatherer will promptly verify the accuracy of same; provided, however, that the cost of such special test will be borne by the requesting Party, unless the percentage of inaccuracy found is more than two percent (2%) of a recording corresponding to the average hourly rate of gas flow.

If, upon any test, any measuring equipment is found to be inaccurate, such inaccuracy will be taken into account in a practical manner in computing the deliveries. If the resultant aggregate inaccuracy in the computed receipts is not more than two percent (2%) of a recording corresponding to the average hourly rate of gas flow for the period since the last preceding test, previously calculated receipts will be deemed accurate. All equipment will, in any case, be adjusted at the time of test to record accurately. If, however, the resultant aggregate inaccuracy in computed receipts exceeds two percent (2%) of a recording corresponding to the average hourly rate of gas flow for the period since the last preceding test, the previous recordings of such equipment will be corrected to zero error for any period that is known definitely or agreed upon. If the period is not known definitely or agreed upon, such correction shall be for a period extending back the lesser of (i) one-half of the time elapsed since the date of the last test, or (ii) forty-five (45) Days.

x. If any meter or auxiliary equipment is out of service or out of repair for a period of time so that the amount of gas delivered cannot be ascertained or computed from the reading thereof, the gas delivered during such period will be estimated based on the best data available, using the first of the following methods that is feasible: (1) by using the registration of any check meter or meters, if installed and accurately registering, (2) by correcting the error if the percentage of error is ascertainable by calibration tests or mathematical calculations, (3) by estimating gas volumes on the basis of deliveries during the preceding periods under similar conditions when the equipment was registering accurately, or (4) by other method(s) mutually acceptable to the Parties.

xi. Upon request of Shipper and if EFM is installed, Gatherer will provide an electronic measurement audit package that complies with API Chapter 21.1 Measurement to Shipper for examination, the same to be returned within thirty (30) Days; provided, however, that Gatherer shall provide only such EFM data that relates to Shipper’s Wells and not to Gatherer’s System. Gatherer’s

measurement audit package for a given accounting Month will be deemed correct if no written objection thereto is served on either Party by the other within the Year following any Month, but the same shall be retained for a two (2) Year period. If measurement is provided with a chart recorder, then Shipper will be entitled to review the original measurement records at Gatherer’s premises during normal business hours.

xii. Shipper, at its sole cost and expense, may install, operate and maintain, but in the same manner as is required for Gatherer’s equipment hereunder, check measuring and testing equipment of standard type; provided, that, the same does not interfere with the operation of Gatherer’s equipment. The measurement and testing of gas hereunder or for purposes of the Agreement will, nevertheless, be effected only by Gatherer’s equipment, except as provided in Section 8.2(b)(x) above. Gatherer will have the same rights with respect to said check metering and testing equipment of Shipper as are granted to Shipper with respect to Gatherer’s metering and testing equipment.

xiii. If it is determined prior to, or as a result of, in-service tests, experience and observation by either Shipper or Gatherer that pulsations exist that affect the measurement accuracy, the operator of the facilities agrees to install and operate mechanical dampening equipment necessary to eliminate such pulsations.

xiv. If at any time during the term of this Agreement a new method or technique is developed with respect to gas measurement or the determination of the factors used in such gas measurement, such new method or technique may be substituted for the method set forth in this Section when, in Gatherer’s reasonable discretion, employing such new method or technique is advisable. Gatherer will notify Shipper in writing of any such election prior to actually implementing such substitution.

c. SCADA System.

i. Contemporaneously with the execution of this Agreement Gatherer has acquired the System from Shipper. As more fully set out in a Letter Agreement (“Letter Agreement”) of even date herewith by and among Gatherer, KM Gathering LLC, Petrohawk Energy Corporation, and Hawk Field Services, LLC (“HFS”, an Affiliate of Shipper), HFS has retained title to the Haynesville SCADA System (as defined in the Letter Agreement). Promptly after the execution of the Letter Agreement but no later than December 31, 2010, Shipper shall convey to Gatherer the New Haynesville SCADA System (as defined in the Letter Agreement), all as more fully described in the Letter Agreement. Prior to the time Shipper conveys to Gatherer the New Haynesville SCADA System, Shipper shall cause HFS to timely provide Gatherer with all information and data that is processed and collected by the Haynesville SCADA System in order for Gatherer to comply with its obligations hereunder. Notwithstanding anything herein to the contrary in this Agreement, Gatherer shall be excused from the performance of any of its obligations under this Agreement to the extent such non-performance is attributable to a failure of HFS to provide Gatherer with the necessary information and data.

ii. Contemporaneously with Gatherer’s acquisition of the New Haynesville SCADA System the Parties shall enter into the Master Data Sharing Agreement in the form attached hereto as Exhibit D. Thereafter, Gatherer shall provide Shipper with the Subject Data (as defined in the Master Data Sharing Agreement), all as more fully provided for in the Master Data Sharing Agreement, and provide HFS and its Affiliates with reasonable access to the towers subject to the terms set forth in the Letter Agreement. Gatherer shall maintain the New Haynesville SCADA System in good working order during the term hereof.

ARTICLE IX

CONSTRUCTION AND MAINTENANCE OF FACILITIES

9.1. Drilling Reports and Monthly Meetings. At least sixty (60) days prior to the end of each Year, Shipper shall provide to Gatherer a written report (the “Annual Report”) setting out Shipper’s anticipated drilling and completion schedule for the upcoming Year. On a quarterly basis, Shipper shall provide to Gatherer a written report (the “Quarterly Report”) which updates the Annual Report to reflect any changes in Shipper’s planned drilling and completion schedules for the Leases. The Parties shall meet monthly to review upcoming Wells and to discuss updates to the Annual Report and the Quarterly Report. In such meeting Shipper shall provide Gatherer a written update to the Annual Report. Both Parties shall designate a lead representative for purposes of such monthly meetings. Gatherer shall keep all information regarding Shipper’s drilling and completion activities strictly confidential in accordance with the terms of Section 16.5.

9.2. Well Connections Within The Dedicated Area.

a. Gatherer, at its sole cost and expense, shall construct the pipeline and appurtenant facilities to connect Shipper’s Well(s) in the Dedicated Area as follows. For calendar years 2010 and 2011, Gatherer shall complete the construction activities that are more fully set out in the 2010 and 2011 Approved Budgets that are attached to Gatherer’s LLC Agreement as Exhibits A-1 and A-2 (the “Budgeted System”). In addition, Gatherer shall construct the pipeline and appurtenant facilities for Wells drilled by Shipper that are one (1) mile or less from the existing System or Budgeted System.

b. With regard to Wells in the Dedicated Area that are more than one (1) mile from the existing System or Budgeted System, the Parties shall negotiate in good faith regarding payment of the costs to connect such Well. The Parties shall begin such negotiation at least four (4) Months prior to the date such Well is scheduled to go to sales as projected in the Quarterly Report. After the Parties have agreed on costs to connect each such Well and the means by which Gatherer will be reimbursed for such costs, Gatherer shall commence preparation for construction. In the event the Parties are unable to agree on the costs to connect a Well, Shipper shall be entitled to the rights as set forth in Section 2.7(b) or Shipper may construct such pipeline at its sole cost and expense and Gatherer shall provide a connection point into the System.

c. With regard to such Wells Gatherer connects to the System as provided in Sections 9.2(a) and 9.2(b), as applicable, above, Gatherer shall use commercially reasonable efforts to have the interconnecting facilities ready to connect such Wells to the System by the time each such Well is scheduled to go to sales as projected in the Quarterly Report. The Receipt Point shall be at a location on the Well pad or on an adjacent pad constructed by Shipper and reasonably acceptable to Gatherer. In connection with the completion of the interconnecting facilities, the Parties shall update Exhibit B on a quarterly basis to reflect the new Receipt Point and the applicable Maximum Daily Quantity. By the later of the time such Well is scheduled to go to sales as projected in the Quarterly Report or the time such Well is otherwise ready to go to sales, the projected daily volumes for such Well shall nevertheless be counted towards the Minimum Contract Quantity hereunder; provided that once the Well goes to sales the credit provided for in this sentence will be adjusted based upon actual flows. In the event Gatherer has not finished the pipeline and interconnecting facilities to connect Shipper’s Well to the System within forty-five (45) days after the later of the date such Well is ready to go to sales as projected in the mutually agreed upon Quarterly Report or the time such Well is otherwise ready to go to sales, Shipper, in its sole discretion and upon written notice to Gatherer, may (i) permanently release such Well from dedication under this Agreement, in which case the mutually agreed projected total volumes for such released Well shall nevertheless be counted towards the Minimum Contract Quantity hereunder, or (ii) complete on behalf of Gatherer the construction of the pipeline and interconnecting facilities to connect such Well to the System, in which event Shipper shall have a credit against the gathering fee provided in Section 3.1 for the reasonable costs incurred by Shipper to complete the construction of such pipeline and interconnecting facilities to bring such Well to sales. Gatherer shall apply such credit to Shipper’s invoices in equal installments over the six (6) Months immediately following such construction and the submission of a statement of construction costs incurred by Shipper along with reasonable supporting documentation. In connection with the foregoing credit, Shipper shall convey title to the constructed assets to Gatherer.

d. In the event that Shipper elects to forgo the drilling and completion of a scheduled Well, then Shipper shall immediately notify Gatherer of such election and promptly reimburse Gatherer for any actual third party costs incurred by Gatherer in connection with the expansion of the System to the Well subject to this Section 9.2(d). To the extent Shipper later completes such Well and it is connected to the System, then Gatherer shall reimburse Shipper for any amounts Gatherer received in connection with the foregoing sentence.

e. Gatherer shall promptly notify Shipper if at any time Gatherer is unable to finish the construction of the pipeline and interconnecting facilities to connect a Well to the System due to Gatherer’s inability to obtain rights-of-way on commercially reasonable terms. After the delivery of such notice, Shipper shall have as its exclusive remedy the option to either (i) complete on behalf of Gatherer the construction of the pipeline and interconnecting facilities to connect such Well to the System, in which event

Gatherer will reimburse Shipper for all construction costs Shipper incurred other than the costs of obtaining rights-of-way that were in excess of the commercially reasonable cost of obtaining such rights-or-way, or (ii) exercise its remedies under Section 2.7 to release the affected Well from the dedication provided for herein. Shipper shall elect one of the options set forth in the preceding sentence within sixty (60) Days after Gatherer provides a notice as provided for herein. If Shipper selects the option set forth in clause (i) above, then Gatherer shall provide Shipper with a credit equal to the reimbursement due hereunder. Such credit shall be applied in equal installments over the six (6) Months immediately following such construction and the submission of a statement of construction costs incurred by Shipper along with reasonable supporting documentation. In connection with the foregoing credit, Shipper shall convey title to the constructed assets to Gatherer.

9.3. Measurement Facilities. When Gatherer or Shipper connects Well(s) to the System as set forth in Section 9.2, Gatherer shall install metering facilities, electronic flow meters, and associated equipment and appurtenances (the “Measurement Facilities”) at any new or expanded Receipt Point(s) at Gatherer’s expense. Gatherer shall own, operate and maintain such Gatherer-installed Measurement Facilities. As Wells are connected, Shipper shall be responsible for the design, installation, testing and maintenance, all at Shipper’s cost, of two (2) overpressure protection (OPP) devices located upstream of the Measurement Facilities in a manner consistent with applicable Department of Transportation regulations. In the event Shipper has previously installed meters at such location, Shipper shall (i) assign such meters to Gatherer as soon as practicable using the Form of Assignment attached hereto as Exhibit E, to the extent such meters are assignable, or (ii) designate Gatherer as Shipper’s agent for operations and maintenance of such meters; provided, however, that Gatherer, upon prior written notice from Shipper, may reconvey such meters to Shipper for low pressure service. If Gatherer elects to reconvey such meters to Shipper for low pressure service, Shipper shall pay the cost to install Measurement Facilities at a new Receipt Point as mutually agreed by the Parties. Gatherer shall own, operate and maintain, at its sole expense, the Measurement Facilities at the Receipt Point(s). All measuring equipment, housing devices, and materials shall be of standard manufacture and, along with all related equipment, appliances and buildings, shall be installed, maintained, and furnished by Gatherer or its designee. Shipper may install and operate check-measuring equipment, which shall not interfere with the use of Gatherer’s measurement operations or equipment. All testing equipment shall be of standard manufacture and shall be installed, operated and maintained by Gatherer or its designee, at Gatherer’s sole expense.

9.4. Rights-of-Way. To the extent requested by Gatherer, Shipper to the maximum extent that it may lawfully do so and to the extent such assignment will not have a material adverse impact on Shipper’s operation of the applicable Well operationally, Shipper shall assign, grant and convey to Gatherer all necessary easements and rights-of-ways upon all lands covered by the Leases and adjacent thereto, for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting, removing and/or abandoning Gatherer’s pipelines, meters and other equipment used or useful in the performance of this Agreement. Simultaneously with the execution of this Agreement by the Parties, Shipper shall execute and deliver the Form of Assignment attached hereto as Exhibit E conveying all necessary easements and rights-of-way covered by the Leases and lands adjacent thereto to Gatherer. Gatherer shall maintain all such easements and rights-of-way conveyed to Gatherer hereunder. To the extent Shipper does not have the right to grant such easements and rights-of-way, Shipper shall use commercially reasonable efforts to (i) cause the owner(s) of such right(s) to grant such easements and rights-of-way to Gatherer, and (ii) to the extent practicable, provide Gatherer with the benefits of such easements and rights of way prior to assignment of same to Gatherer by such owner(s). Any property of Gatherer placed in or upon the Leases shall remain the personal property of Gatherer, and may be disconnected and removed by Gatherer. Any construction or other activities conducted on the Leases by Gatherer shall be done in a workmanlike manner consistent with industry practice and in accordance with the terms of the Leases. Shipper shall at its expense maintain all lease roads and other access facilities owned by Shipper upon the Leases as reasonably necessary for Gatherer to access the Well sites and Gatherer’s facilities

9.5. Maintenance. Gatherer shall perform necessary or desirable inspections, pigging, maintenance, testing, alterations, modifications, expansions, connections, repairs, or replacements to the System (“Routine Maintenance”). Gatherer shall provide Shipper with reasonable prior written notice of Routine Maintenance, except in cases of emergency where such notice is impracticable or in cases where the operations of Shipper will not be affected. In performing Routine Maintenance, Gatherer shall coordinate its activities with Shipper and perform such Routine Maintenance in such a manner so as to minimize downtime, shutting-in of Shipper’s production and interference with Shipper’s operations. In the event Routine Maintenance exceeds seventy-two (72) cumulative hours in any given Month during the first six (6) MCQ Contract Years (“Excess Maintenance Hours”), Shipper shall have a corresponding amount of time added to the then-applicable MCQ Contract Year period under Section 3.3 to meet the then-applicable Minimum Annual Quantity. The actual amount of time to be added to the then-applicable Minimum Annual Quantity shall equal the total of all Excess Maintenance Hours for the then-applicable MCQ Contract Year divided by twenty-four (24) and rounded to the nearest whole number. That number of days shall then be added to and extend the applicable MCQ Contract Year. In the event Routine Maintenance exceeds seventy-two (72) cumulative hours in any given Month during the first six (6) MCQ Contract Years, Shipper shall have a temporary release as provided in Section 2.7(a) during those hours in a Month in excess of 72 when Gatherer is unable to provide gathering services hereunder. In calculating the number of hours of Routine Maintenance that occur during a Month, Gatherer shall not include any hours of Routine Maintenance that (i) do not cause a curtailment of Shipper’s ability to deliver Committed Production into the System or Gatherer’s ability to receive the Committed Production to the System, or (ii) relate to downtime and/or shutting in of Shipper’s gas arising out of the connection of Shipper’s Wells to the System.

ARTICLE X

FORCE MAJEURE AND CURTAILMENT

10.1. Force Majeure. Except with regard to indemnity obligations and payment obligations hereunder, neither Gatherer nor Shipper shall be liable in damages to the other for any act, omission, or circumstances occasioned by or in consequence of any blockades, sabotage, wars, acts of terror, insurrections, riots, epidemics, Weather Events, extreme cold or freezing weather, lightning, restraint of rulers and peoples, civil disturbances, terrorist activities, explosions, mechanical failures, breakage of or accident to machinery, compressors, or line of pipe, and associated repairs, the failure of any upstream or downstream pipeline to take gas or install, repair or operate facilities to receive gas, strikes, lockouts, work stoppages, or other industrial disturbances, delays in action of federal, state, or local government or any agency thereof, the order of any court or governmental authority having jurisdiction, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome (any such event, “Force Majeure”). The failure to prevent or settle any strike or strikes, shall not be considered a matter within the control of the Party claiming suspension and shall be excluded from any diligence or remedial requirements hereunder. For the avoidance of doubt, any delay or inability of Gatherer to obtain, timely obtain, or obtain at a reasonable cost pipe, materials, equipment, rights-of-way, servitudes, governmental approvals or labor shall not be deemed to be Force Majeure; provided, however, to the extent Gatherer is subject to a delay or inability of Gatherer to obtain, timely obtain, or obtain at a reasonable cost pipe, materials, equipment, or labor as a result of a Weather Event, then such delay shall constitute Force Majeure. Any Force Majeure event affecting the performance under this Agreement by either Gatherer or Shipper, however, shall not relieve either Party of liability in the event of its concurring negligence or in the event of its failure to use due diligence to remedy the situation and to remove the cause, to the extent damage results therefrom, in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting such performance relieve either Party from its obligations to make payments of amounts then due in respect of gas theretofore delivered. In the case of any Gatherer Force Majeure Events during the first six (6) MCQ Contract Years, Shipper shall have a time period equal to the Gatherer Force Majeure Event added to the then-applicable MCQ Contract Year period under Section 3.3 in order for Shipper to have additional time to meet the then-applicable Minimum Annual Quantity and Shipper may release the affected Committed Production as provided in Section 2.7(a)-(c) above. In the case of any Gatherer Force Majeure event occurring after the first six (6) MCQ Contract Years (as extended as provided herein), Shipper may release the affected Committed Production as provided in Section 2.7(a)-(c) above.

10.2. Curtailment by DPL(s). In the event the DPLs to which Gatherer is delivering gas curtail physical receipts or deliveries of gas or experiences operating constraints, then provided Shipper has sufficient transportation rights on other DPLs, Gatherer will deliver gas hereunder to the extent that it can deliver the gas on such downstream pipeline or other pipelines for the duration of the curtailment period. In such event and upon receipt of proper nomination from Shipper, Gatherer shall deliver Shipper’s gas to other DPLs until such curtailment period ceases. Shipper shall be responsible for any additional costs incurred by Gatherer in making such alternative deliveries.

ARTICLE XI

ASSIGNMENT

Gatherer shall not assign or otherwise convey all or any portion of its right, title, or interest under this Agreement without obtaining the prior written consent of Shipper, which consent shall not be unreasonably withheld and any attempts to assign this Agreement in contravention of the foregoing shall be void; provided, however, that notwithstanding the foregoing, Gatherer may assign this Agreement to an Affiliate without consent, provided that the Gatherer shall not be relieved of its obligations hereunder.

Shipper may only assign this Agreement in whole and only in connection with sale of all or substantially all of interests in the Leases and then only with the prior written consent of the Gatherer, which consent shall not be unreasonably withheld. Any attempts to assign this Agreement in contravention of the foregoing shall be void.

Subject to the preceding paragraph, Shipper may freely assign its Leases without consent of Gatherer; provided, that any assignment by Shipper or any of its Affiliates of an interest in the Leases will be subject to the dedication provided for in Section 1.1 and the assignee shall in each conveyance instrument expressly acknowledge that it is acquiring its interest in the Leases subject to such dedication. Any conveyance instrument transferring an interest in the Leases that fails to include such an acknowledgement shall be deemed null and void. No such assignment shall modify Shipper’s obligations as to the Minimum Contract Quantity; however, all production attributable to the assigned Leases shall continue to be credited against the Minimum Contract Quantity. In connection with any such assignment, the assignee and Gatherer will enter into a new gathering agreement containing commercially reasonable terms (but not less than the rates provided herein).

ARTICLE XII

CREDITWORTHINESS; REMEDIES

12.1. Failure To Pay. In the event Shipper shall fail to pay any amount due Gatherer when the same is due, except for amounts disputed in good faith, and in addition to any other remedy it may have hereunder, Gatherer may suspend, with ten (10) Days prior written notice, further delivery of gas until such amount is paid. If Shipper’s account remains delinquent beyond a thirty (30) Day period, exclusive of any disputed amounts, then Gatherer, in addition and without prejudice to any other remedies Gatherer may have at law or in equity, may terminate this Agreement.

12.2. Breach. If Shipper is otherwise in breach of this Agreement, upon twenty (20) Days advance written notice, Gatherer may suspend deliveries under this Agreement. If Shipper remains in default after notice, without prejudice to other remedies, Gatherer may (i) refuse to receive or deliver Shipper’s gas, or (ii) require advance payment in cash or payment on a more frequent billing cycle.

ARTICLE XIII

APPLICABLE LAW; JURISDICTION; VENUE

THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED, AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO CHOICE OF LAW PRINCIPLES THEREOF THAT MIGHT APPLY THE LAWS OF ANOTHER JURISDICTION.

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the United States District Court for the Southern District of Texas (or if subject matter jurisdiction before the federal court does not exist, then before any state court in Houston, Harris County, Texas) (the “Chosen Courts”). Solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, each Party (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto, and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Article XIV of this Agreement.

ARTICLE XIV

NOTICES

Shipper hereby designates Petrohawk Operating Company as Shipper’s representative for the following: to give and receive all notices required or permitted pursuant to this Agreement; to receive statements for gas gathered and handled pursuant to this Agreement; to receive and pay invoices on behalf of Shipper pursuant to this Agreement and make adjustments thereto; and for all other relevant purposes pursuant to this Agreement.

All notices, requests, claims, demands, statements, bills, payments, and other communications hereunder shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery, by facsimile, or by email as follows:

Gatherer:	KinderHawk Field Services LLC
1000 Louisiana, Suite 5600
Houston, Texas 77002
Attention: Stephen W. Herod
Fax: (832) 204-2801
Email: sherod@petrohawk.com

with copies (which shall not constitute notice) to:

Petrohawk Energy Corporation
1000 Louisiana, Suite 5600
Houston, Texas 77002
Attention: David S. Elkouri, Executive Vice President & General Counsel
Fax: (832) 204-2872
Email: delkouri@petrohawk.com

Kinder Morgan Energy Partners, L.P.
500 Dallas, Suite 1000
Houston, Texas 77002
Attention: General Counsel
Fax: (713) 369-9410
Email: listengartj@kindermorgan.com

Shipper:	Petrohawk Operating Company
Petrohawk Properties, LP
KCS Resources, LLC
1000 Louisiana, Suite 5600
Houston, Texas 77002
Attention: Stephen W. Herod
Fax: (832) 204-2801
Email: sherod@petrohawk.com

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate receipt of the completed transmission, and notice by email shall be established or confirmed by appropriate evidence generated from the receiver’s electronic mail server showing that such notice was actually received on a specified date. Such facsimile or email shall be effective if the facsimile receipt or evidence of email establishes it was received during the recipient’s normal business hours, or at the beginning of the recipient’s next Day after the facsimile receipt or evidence of email establishes it was not received during the recipient’s normal business hours. Either Party may at any time and from time to time by written notice to the other Party designate different persons or addresses for notice.

ARTICLE XV

BUILDING PLAN AND RESTRICTIONS

The Parties hereto intend to and do hereby establish a general plan for the development of property producing gas from the Dedicated Area, and for development of the pipeline system to transport gas from the Dedicated Area, and to impose charges for the use, standards and improvements on the Leases and on the rights of way and other surface agreements acquired by Gatherer in the Dedicated Area (“Rights of Way”), including those acquired by that certain Assignment of Easements, Rights of Way, Servitudes and Surface Agreements dated as of the date hereof, and filed in the conveyance records of Caddo, Bossier, DeSoto, Red River, Sabine, Bienville and Webster Parishes, Louisiana, in pursuance of such plan. The Parties hereto agree to and do hereby establish the following restrictions covering the Leases and the Rights of Way:

a. No Well operated by Shipper its Affiliates, or any of its or their successors and assigns, shall be connected to any pipeline or gathering system other than Gatherer’s System; provided, however, the foregoing shall not apply to those Wells that are released from the dedication provided for herein in accordance with the terms of this Agreement.

b. All interconnecting facilities constructed to connect the Wells to Gatherer’s System shall meet the standards set forth in Section 9.2.

c. All pipelines constructed on the Rights of Way shall be constructed in order to meet all requirements of Sections 1.3, 1.4, 2.3, 2.4, 2.5, and 3.3, and shall be maintained in accordance with Section 9.5.

d. All Measurement Facilities constructed or to be constructed shall meet the standards set forth in Section 9.3, and shall be constructed of such material and equipment to meet the requirements of Section 8.2.

e. All roads and access facilities constructed by Shipper on the property covered by the Leases shall be maintained by Shipper as reasonably necessary for Gatherer to access to the Wells, as provided in Section 9.4.

The Parties hereto acknowledge and agree that the restrictions and covenants to do and not to do herein created and imposed on the property producing gas from the Dedicated Area include affirmative duties that are reasonable and necessary for the maintenance of the general plan described herein. These restrictions shall be binding on the Leases and the Rights of Way and the owners thereof, their successors and permitted assigns, and all parties claiming under them. Any subsequent sale, assignment or other transfer of the Leases and Rights of Way or any portion thereof, or any lease or right of use of the Leases and Rights of Way shall be subject to these restrictions, even if they are not specifically referred to in the sale, assignment, lease or other transfer of the Leases and/or Rights of Way. These restrictions may be amended or terminated only by written agreement of the Shipper and Gatherer, their successors and/or permitted assigns; provided, however, that the restrictions contained in this Article XV shall terminate as to any portion of the Leases and/or Rights of Way at such time as such portion is otherwise released from the dedication provided for herein in accordance with the terms of this Agreement.

The Parties, any of their successors and permitted assigns, and all future owners of the Leases and/or Rights of Way, shall have the right, in addition to any other rights and remedies existing in favor of the same, to enforce the rights, obligations, and restrictions described in this Article XV, including all covenants not to do or to do, not only by an action or actions for damages but also by an action or actions for specific performance, injunctive relief, and/or other equitable relief. The Parties further acknowledge and agree that any breach of any restriction or covenant to do or not to do contained in this Article XV by any Party will necessarily result in at least some irreparable injury.

The intent of this Article XV is to establish a general plan governing standards, uses, and improvements under Louisiana law, but nothing in this Article XV is intended to expand, limit or modify the other terms of this Agreement. Without limiting the foregoing, the Parties expressly agree that, as permitted by Louisiana Civil Code Article 779, the rights, restrictions and covenants to do and not to do relating to real rights in immoveable property contained in this Article XV may be enforced by mandatory and prohibitory injunctions without regard to the limitations of Article 3601 of the Louisiana Code of Civil Procedure, including illustratively without any obligation to show irreparable injury or any loss that may be compensated by payment of damages, and without the necessity for posting bond or other security.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

16.1. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and such counterparts together shall constitute one instrument. Notwithstanding and in conjunction with the foregoing, this Agreement is executed in at least seven (7) multiple originals for recordation in Bienville, Bossier, Caddo, DeSoto, Red River, Sabine and Webster Parishes, each of which original describes only property within the parish in which such original is to be filed, in accordance with La. Civil Code Article 3355.

16.2. Entire Agreement; Amendments. This Agreement, Annex A, the Schedules and the Exhibits hereto contain the entire agreement of Gatherer and Shipper with respect to the matters addressed herein and shall be amended only by an instrument in writing signed by the Parties hereto. The Parties acknowledge that this Agreement shall be deemed and considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation or drafting hereof.

16.3. Dispute Resolution. Excluding exigent circumstances threatening life or property, all claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach thereof, shall be resolved in accordance with the procedures specified in this Section 16.3, which shall be the sole and exclusive procedures for the resolution of such disputes.

Gatherer and Shipper shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between officers of each Party who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and the response shall include: (a) a statement of the Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the disputing Party’s notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored.

If the matter has not been resolved by these persons within forty-five (45) days of the disputing Party’s notice, either Party may initiate litigation with twenty (20) days written notice to the other Party; provided, that if one Party has requested the other to participate in any of the above non-binding procedures and the other has failed to participate, the requesting Party may initiate litigation before expiration of the above period.

All negotiations pursuant to this Section 16.3 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

Notwithstanding the provisions of this Section 16.3, and without waiving any rights or obligations of a Party hereunder, either Party may seek from any court having jurisdiction hereof any interim, provisional, or injunctive relief that may be necessary to protect the rights or property of any Party or maintain the status quo before, during or after the pendency of the mediation, including as permitted in Section 16.5.

16.4. Mutual Waiver of Certain Remedies. NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST OR DELAYED PRODUCTION, OR FOR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A BREACH OF CONTRACT OR TORT, WHICH ARISES OUT OF OR RELATES TO THIS AGREEMENT OR ITS PERFORMANCE OR NONPERFORMANCE, REGARDLESS OF HOW SUCH DAMAGES MAY HAVE BEEN CAUSED EVEN IF CAUSED BY THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTY RELIEVED OF LIABILITY HEREUNDER.

16.5. Confidentiality. Gatherer and Shipper shall keep confidential the terms of this Agreement, the Annual Reports, the Quarterly Reports, any reserve reports and such other confidential information as may be delivered hereunder (“Confidential Information”), and shall not disclose, publish or use such Confidential Information without the express written consent of the other party other than for purposes of fulfilling obligations under this Agreement. It is understood and agreed upon that disclosure of Confidential Information to any Person who is not a Party to this Agreement could result in damage to either Party for which the other Party may be held liable. Additionally, not by way of limitation and not as an exclusive remedy, in the event of a breach or a threatened breach of this Section 16.5, the non-breaching Party shall be entitled, without the posting of a bond or other security, to equitable relief, including, without limitation, injunctive relief and specific performance. However, either Party may disclose Confidential Information without prior permission of the other Party, to the following Persons (“Representatives”) in the following circumstances:

a. to any potential contractors or professional consultants or advisers engaged by or on behalf of such Party and acting in that capacity where such disclosure is essential to such Representative’s work;

b. to financial institutions requiring such disclosure as a condition precedent to making, continuing or renewing a loan;

c. to regulatory bodies including, the U.S. Securities and Exchange Commission, taxing authorities with jurisdiction over part or all of the subject matter of this Agreement and to other Persons to whom disclosure is required by such regulatory bodies;

d. to courts or other tribunals having jurisdiction and requiring such disclosure, and to other Persons to whom disclosure is required by such courts or other tribunals;

e. to prospective partners or joint venturers or purchasers of either Party;

f. to independent certified public accountants for purposes of obtaining a financial audit;

g. as required by subpoena or other legal discovery processes; and

h. its respective employees, agents, officers, directors, Affiliates and attorneys.

Before making disclosure to any Representatives listed above, other than governmental agencies, the disclosing Party shall ensure that such Representative is made aware of the obligations hereunder. Before making disclosure to any governmental agencies, the Party making such disclosure shall notify, as early as reasonably possible, the Party that originally disclosed such Confidential Information so that originally disclosing Party may seek a protective order or other appropriate remedy.

Neither Gatherer nor Shipper shall issue any press release or similar public announcement pertaining to Confidential Information without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing party shall provide at least twenty-four (24) hours prior notice of such press release or public announcement to the other Party for review and comment; provided, in the case of any press release or public announcement or any related filing under the Exchange Act that is issued, made or filed in connection with signing of this Agreement, the Party issuing such press release or making such public announcement shall be permitted to issue or make its press release, public announcement and related filings under the Exchange Act if it provides a copy of such press release or filing or the substance of such announcement in substantially final form for review and comment to the other Party, at least twenty-four (24) hours prior to such public release or announcement or filing.

The disclosing Party shall be deemed to have complied with the terms of this Section 16.5 if such disclosing Party has exercised the same degree of care to maintain the confidentiality of such Confidential Information as the disclosing Party would accord to its own confidential information.

Notwithstanding anything in this Section 16.5 to the contrary, Confidential Information shall not include: (w) information developed by the receiving Party without use of or reference to the information disclosed by the disclosing Party pursuant to the terms of this Agreement; (x) such information which was already in the receiving Party’s possession prior to disclosure by the disclosing Party and was not known by the receiving Party to be subject to an obligation of secrecy; (y) such information which is in the public domain other than as a result of an unauthorized disclosure by the receiving Party or a third party; or (z) such information which is not acquired from any Person, who, by disclosing such information to the receiving Party, is, to the receiving Party’s knowledge, in breach of an obligation of secrecy to the disclosing Party.

16.6. Consent to Disconnection. If this Agreement terminates for any reason whatsoever, Shipper hereby provides its consent and agrees that Gatherer may disconnect the Well(s), the Lease(s), or any of the facilities utilized by Shipper that deliver gas at the Receipt Point(s) hereunder. If any Well(s) behind a Receipt Point(s) are permanently released from this Agreement, Shipper hereby provides its consent and agrees that Gatherer can disconnect such Well(s) or any of the facilities utilized by Shipper with respect to such Well(s) that deliver gas at the Receipt Point(s) hereunder. “Disconnect” for the purposes of this paragraph means to remove metering facilities, pipelines and any other interconnection facilities through which the gas was delivered under this Agreement that are either owned by Gatherer, or owned by the pipeline with which Gatherer contracted for the gathering or transportation services at the Delivery Point(s). This consent and agreement by Shipper in this paragraph applies to both Gatherer and any DPL, without distinction, and is intended in all respects to satisfy the laws, rules or regulations of any applicable jurisdiction.

16.7. Governmental Regulations; Change in Regulations. This Agreement shall be subject to all valid applicable state, local and federal laws, orders, directives, rules and regulations of any governmental body, agency or official having jurisdiction over this Agreement and the gathering of gas hereunder.

16.8. No Waiver. No waiver by either Gatherer or Shipper of any default of the other under this Agreement shall operate as a waiver of any future default, whether of a like or different character or nature.

16.9. Further Assurances. From time to time after the Effective Date, Shipper shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, to Gatherer, and Gatherer shall on a quarterly basis execute, acknowledge, and deliver, and cause to be executed, acknowledged, and delivered to Shipper, such further documents and instruments, and take such other and further actions, as may be reasonably requested by each such Party in order to carry out the intent of this Agreement. As Shipper acquires or re-acquires additional Leases from time to time (or Shipper or its Affiliates become operator of Leases removed from Schedule 1.2 as provided for in this Section 16.9), Shipper shall promptly cause an amendment to this Agreement to be executed reflecting the addition of such Leases to Schedule 1.2 hereto and such amendment shall be filed in the appropriate Parish records. Such amendment shall be filed on a quarterly basis, but Gatherer reserves the right, in its sole discretion, to require an amendment be prepared and filed at any time. With respect to the foregoing, at the request of Shipper, Gatherer and Shipper shall from time-to-time enter into amendments to this Agreement to update Schedule 1.2 to remove from Schedule 1.2 references to those Leases for a which a Person not Affiliated with Shipper is designated as operator. In addition, Shipper may from time-to-time request that Gatherer consent to an amendment to this Agreement to update Schedule 1.2 to remove from Schedule 1.2 references to Leases that are in sections where no operator has been designated and where another non-Affiliated Person owns a majority of the acres in such section. Gatherer’s consent as referenced in the foregoing sentence shall not be unreasonably withheld. If any Affiliate of Shipper owns or acquires an interest in any Leases, then Shipper shall cause such Affiliate to expressly acknowledge in an appropriate document in form and substance reasonably satisfactory to Gatherer, which document will be filed of record in the appropriate Parish records and which document will reflect that such interests are subject to the terms of this Agreement.

16.10. Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

16.11. Headings. The titles at the heading of each Article or Section of this Agreement are for convenience of reference only, and are not to be deemed a part of the Agreement itself.

(Signature Pages Follow)

THUS DONE AND PASSED in Harris, County, Texas, in the presence of the undersigned competent witnesses and notary public, on the 21 day of May, 2010.

WITNESSES:		SHIPPER:

PETROHAWK OPERATING COMPANY

/s/ CONNIE D. TATUM		By:	/s/ STEPHEN W. HEROD
Printed name:	Connie D. Tatum	Name:	Stephen W. Herod
		Title:	Executive Vice President— Corporate Development
/s/ TRAVIS L. COUNTS
Printed name:	Travis L. Counts

PETROHAWK PROPERTIES, LP
/s/ CONNIE D. TATUM		By:	P-H Energy, LLC Its General Partner
Printed name:	Connie D. Tatum
		By:	/s/ STEPHEN W. HEROD
		Name:	Stephen W. Herod
/s/ TRAVIS L. COUNTS		Title:	Executive Vice President—
Printed name:	Travis L. Counts		Corporate Development

KCS RESOURCES, LLC

/s/ CONNIE D. TATUM		By:	/s/ STEPHEN W. HEROD
Printed name:	Connie D. Tatum	Name:	Stephen W. Herod
		Title:	Executive Vice President— Corporate Development
/s/ TRAVIS L. COUNTS
Printed name:	Travis L. Counts

/s/ KRISTY STEPANSKI
NOTARY PUBLIC
Harris County, Texas
Printed name of Notary: Kristy Stepanski
Notarial Number: 456275

Signature Page to Gas Gathering Agreement

THUS DONE AND PASSED In Harris, County, Texas, in the presence of the undersigned competent witnesses and notary public, on the 21 day of May, 2010.

WITNESSES:		GATHERER:

KINDERHAWK FIELD SERVICES LLC

/s/ KEVIN L. STREHLOW		By:	/s/ DAVID D. KINDER
Printed name:	Kevin L. Strehlow	Name:	David D. Kinder
		Title:	Vice President
/s/ W. CLELAND DADE
Printed name:	W. Cleland Dade

/s/ JERI BARTOSH PIRTLE
NOTARY PUBLIC
Harris County, Texas
Printed name of Notary: Jeri Bartosh Pirtle
Notarial Number: 010586975

Signature Page to Gas Gathering Agreement

ANNEX A

DEFINITIONS

Except in those certain instances where the context states another meaning, the following terms when used in this Agreement shall have the following meanings:

a. “Affiliate” shall mean with respect to any Party, means any Person that directly or indirectly controls, is controlled by or is under common control with such Party.

b. “Agreement” shall have the meaning set forth in the preamble.

c. “Annual Report” shall have the meaning set forth in Section 9.1.

d. “Bcf” means one billion (1,000,000,000) cubic feet of gas.

e. “Btu” means the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and five tenths degrees (58.5°) Fahrenheit to fifty-nine and five tenths degrees (59.5°) Fahrenheit at a constant pressure of fourteen and seventy-three hundredths (14.73) psia.

f. “Budgeted System” shall have the meaning set forth in Section 9.2(a).

g. “Cashout Percentage” shall be as set forth in the applicable table in Section 4.4(c).

h. “Cashout Price” means an amount equal to the simple arithmetic average of the monthly averages as published in Platts Gas Daily for Louisiana onshore for ANR La and Columbia Gulf mainline. If Platts does not report the price for a given flow date or Platts is no longer available, the Parties shall use a mutually agreed upon average market price from the Dedicated Area.

i. “Chosen Courts” shall have the meaning set forth in Article XIII.

j. “Committed Production” means all gas that is (i) attributable to Leases that are now or hereafter owned by Shipper, or its Affiliates, and any of its or their successors and assigns, and (ii) produced from Wells within the Dedicated Area that are operated by Shipper, or any Affiliate of Shipper, or any of its or their successors and assigns arising from and after the Effective Date. To the extent provided for in Section 1.1 above, Committed Production shall not include gas that has been previously dedicated by Shipper or an Affiliate of Shipper pursuant to the agreements more fully described on Schedule 1.1.

k. “Compliance Costs” shall have the meaning set forth in Section 3.8.

l. “Confidential Information” shall have the meaning set forth in Section 16.5.

m. “Contract Year” means the 365 consecutive Days (366 consecutive Days if Contract Year includes a leap year) beginning on the Effective Date or at the end of the previous Contract Year.

Annex A-1

n. “Cubic feet” or “cubic foot” means the volume of gas which occupies one (1) cubic foot of space at a temperature of sixty degrees (60°) Fahrenheit and an absolute pressure of 14.73 pounds psia.

o. “Day” means the period of twenty-four (24) consecutive hours beginning at 9:00 a.m. Central Time on any calendar day and ending at 9:00 a.m. Central Time on the calendar day immediately following.

p. “Dedicated Area” shall mean the area set forth on Exhibit A.

q. “Delivery Point(s)” means those points at which the System interconnects with the DPL(s), as described on Exhibit B attached hereto.

r. “Delivery Quantity” means that quantity of gas, expressed in dry MMBtus, delivered by Gatherer at the Delivery Point(s) for the account of Shipper.

s. “DPLs” means downstream pipelines.

t. “Effective Date” shall have the meaning set forth in the preamble.

u. “EFM” shall have the meaning set forth in Section 8.2(a).

v. “Environmental Laws” shall have the meaning set forth in Section 3.8.

w. “Excess Maintenance Hours” shall have the meaning set forth in Section 9.5.

x. “FL&U” means (i) Shipper’s pro rata share of the lost and unaccounted for gas on Gatherer’s System, (ii) Shipper’s pro rata share of the actual fuel (in MMBtu) used to gather the gas and operate the System, and (iii) if treating is required for Shipper’s gas as provided under Section 3.2, Shipper’s pro rata share of the actual fuel (in MMBtu) used for such treating. “FL&U” shall also include all line pack reasonably necessary to bring Committed Production online and to operate the System.

y. “Force Majeure” shall have the meaning set forth in Section 10.1.

z. “Gatherer” shall have the meaning set forth in the preamble.

aa. “Gatherer Force Majeure Event” shall mean any occurrence of Force Majeure claimed by Gatherer that lasts ten (10) consecutive Days or longer.

bb. “Gross Heating Value” means the number of Btus produced by the complete combustion, at a constant pressure, of one (1) cubic foot of gas, at a base temperature of sixty degrees (60°) Fahrenheit and a base pressure of fourteen and seventy three hundredths (14.73) psia, when the products of combustion are cooled to the initial temperature of the gas, and after the water resulting from combustion is condensed to the liquid state. The Gross Heating Value of the gas is to be adjusted to reflect the actual water vapor content of the gas delivered; however, if the water vapor content is seven (7) pounds per million cubic feet or less, the gas shall be deemed dry.

cc. “HFS” shall have the meaning set forth in Section 8.2(c)(i).

dd. “imbalance” shall have the meaning set forth in Section 4.4.

Annex A-2

ee. “Lease(s)” means Shipper’s interests within the Dedicated Area, now owned or hereafter acquired, in any lease, mineral interest, working interest, net profit interest, royalty or overriding royalty, fee right, mineral servitude, license, concession or other right covering gas and related hydrocarbons or an undivided interest therein or portion thereof and any and all of Shipper’s rights or interests now owned or hereafter acquired therein and any extensions or renewals thereof, along with rights to drill for, produce and dispose of gas and liquid hydrocarbons or other substances, in and under the lands covered thereby, and any acreage pooled or unitized therewith. Schedule 1.2 sets forth a true and correct description of all of Shipper’s Leases as of the Effective Date, and such Schedule shall hereafter be amended from time to time in accordance with the terms of Section 16.9.

ff. “Letter Agreement” shall have the meaning set forth in Section 8.2(c)(i).

gg. “Maximum Allowable Operating Pressure” or “MAOP” means the maximum pressure at which the System may be operated which, unless otherwise communicated in writing by Gatherer to Shipper, shall be 1440 psig.

hh. “Maximum Daily Quantity” or “MDQ” shall be as set forth on Exhibit B.

ii. “Mcf” means one thousand (1,000) cubic feet of gas.

jj. “MMcf” means one million (1,000,000) cubic feet of gas.

kk. “MCQ Contract Year” means (i) with respect to the first MCQ Contract Year, the period from the Effective Date through December 31, 2010, (ii) with respect to the second through fifth MCQ Contract Years, the 365 consecutive Days (366 consecutive Days if MCQ Contract Year includes a leap year) beginning on January 1 and (iii) with respect to the sixth (6th) MCQ Contract Year, the period from January 1, 2015 through May 20, 2015; provided, however, an MCQ Contract Year may be extended as provided in Sections 9.5 and 10.1.

ll. “Measurement Facilities” shall have the meaning set forth in Section 9.3.

mm. “Minimum Annual Quantity” means the applicable quantity set forth in the table in Section 3.3.

nn. “Minimum Contract Quantity” shall mean 1,308.311 Bcf. Shipper’s gas plus any other third party gas produced from Shipper operated Wells and delivered to the Receipt Point(s) each MCQ Contract Year shall be aggregated for purposes of calculating the Minimum Contract Quantity. All of Shipper’s gas available for delivery to the System shall count towards Shipper’s Minimum Contract Quantity. No Third Party Gas shall be included in the calculation of the Minimum Contract Quantity.

oo. “MMBtu” means one million (1,000,000) Btu.

pp. “Month” means a period beginning at 9:00 a.m. Central Time on the first day of a calendar month and ending at 9:00 a.m. Central Time on the first day of the calendar month immediately following, except that the first month shall begin on the date of initial deliveries of natural gas hereunder and shall end at 9:00 a.m. Central Time on the first day of the calendar month immediately following.

Annex A-3

qq. “natural gas” or “gas” means natural gas produced from gas wells and gas produced in association with oil (casinghead gas) and/or the residue gas resulting from processing both casinghead gas and gas-well gas.

rr. “Overdelivered” shall have the meaning set forth in Section 4.4(c).

ss. “Parties” shall have the meaning set forth in the preamble.

tt. “Party” shall have the meaning set forth in the preamble.

uu. “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental body or any other entity.

vv. “Psia” means pounds per square inch absolute.

ww. “Psig” means pounds per square inch gauge.

xx. “Quarterly Report” shall have the meaning set forth in Section 9.1.

yy. “Receipt Point(s)” means the inlet flange of Gatherer’s metering facilities through which Gatherer will receive gas into the System pursuant to the provisions of this Agreement, as described on Exhibit B attached hereto.

zz. “Receipt Quantity” means the aggregate quantity of gas, stated in dry MMBtu, received by Gatherer at the Receipt Point(s) less FL&U.

aaa. “Representatives” shall have the meaning set forth in Section 16.5.

bbb. “Routine Maintenance” shall have the meaning set forth in Section 9.5.

ccc. “Scheduled Quantity” means the quantity of gas in MMBtu confirmed by Gatherer to be received or delivered under this Agreement at a Receipt Point or a Delivery Point, subsequent to Shipper’s compliance with the nomination procedures set forth herein between Gatherer and Shipper.

ddd. “Shipper” shall have the meaning set forth in the preamble.

eee. “System” or “Gatherer’s System” shall mean Gatherer’s gathering system and related facilities located in Bossier, Caddo, DeSoto, Red River, Webster, Sabine and Bienville Parishes, Louisiana as depicted on Exhibit F, and any expansions and modifications thereof.

fff. “Tcf” means one trillion cubic feet of gas.

ggg. “Third Party Gas” shall mean gas produced from wells operated by any party other than either (i) Shipper or Affiliates of Shipper, or (ii) any successor or assignee of Shipper arising from and after the Effective Date.

hhh. “Total Available Gas” shall have the meaning set forth in Section 3.3.

iii. “True-Up Payment” shall have the meaning set forth in Section 3.3.

Annex A-4

jjj. “Underdelivered” shall have the meaning set forth in Section 4.4(c).

kkk. “Unit of Volume” shall mean one (1) cubic foot of gas.

lll. “Weather Event” means flood, washouts, landslides, mudslides, earthquakes, storms, hurricanes and tropical storms or threat of such.

mmm. “Well(s)” means Shipper’s interest in any and all wells capable of producing gas located on the Leases from time to time.

nnn. “Year” means a period commencing on January 1 consisting of three-hundred-sixty-five (365) consecutive days, commencing and ending at 9:00 a.m. Central Time; provided, that, any such Year which contains the date of February 29 shall consist of three-hundred-sixty-six (366) consecutive days.

Annex A-5

SCHEDULE 1.1

PRIOR DEDICATIONS

The dedication set forth in Article 1.1 is subject to the prior well-bore and acreage dedications set forth in the following gathering agreements and described in Table 1.1 below:

Gas Gathering Agreement dated May 1, 2007 by and between CenterPoint Energy Field Services and Camterra Resources Inc.

Gas Gathering Agreement dated January 1, 2004 by and between CenterPoint Energy Field Services and WSF INC.

Gas Gathering Agreement dated April 1, 2007 by and between J-W Pipeline Company, J-W Gathering Company, Q-West Energy Company and KCS Resources Inc

To the extent, but only to the extent the foregoing agreements dedicate production from the following lands:

Table 1.1

	Dedication	Expiration Date

•	Camterra Dedication to Centerpoint Field Services:
	Sections 6,7,18 of Township 16N, Range 11W, Bossier Parish LA	April 30, 2012
Sections 1,2,12 of Township 16N, Range 12W, Bossier Parish LA
Sections 29, 32, 33 of Township 17N, Range 10W, Bossier Parish LA

•	WSF Dedication to Centerpoint Field Services:
Section 19 of Township 16N, Range 11W, Bossier Parish LA
	Sections 13, 14, 15, 22, 23, 24, 25, 26, 27, 28, 30, 31, 32, 34, 35, 36 of Township 16N, Range 12W, Bossier Parish LA	December 31, 2016
Sections 18, 32 of Township 17N, Range 11W, Bossier Parish, LA

•	Wellbore Dedication Only
	Hutchinson 9-5, Section 9 of Township 15, Range 12W	March 31, 2010; currently
	Hunt Plywood 36-11, Section 36 of Township 15N, Range 13W, Caddo Parish, Louisiana	month-to-month

Schedule 1.1

SCHEDULE 1.2

LEASE DESCRIPTIONS

[List of leases in North Louisiana]

Schedule 1.2

EXHIBIT A

DEDICATED AREA

All real (immovable) property covered by all Leases of Shipper or any of its Affiliates now owned or hereafter acquired and located in Bossier, Caddo, DeSoto, Red River, Webster, Sabine, and Bienville Parishes (including, but not limited to, those Leases listed on Schedule 1.2) as to all zones and formations below the base of the Cotton Valley Sands as seen in or correlative to the Winchester Samuels 23-1 well (API# 17-031-24064) at a measured depth of 10,216 feet or the strategraphic equivalent of such depth which underlies all of the leases subject to this dedication, which zones and formations shall include, but not be limited to, the Haynesville Shale and the Bossier Shale.

A-1

EXHIBIT B

Receipt and Delivery Points

Receipt Points

Note: As provided in Section 9.2(c), Receipt Points will include such wells as are connected under this Agreement in the future and the specified Maximum Daily Quantity for each Receipt Point shall be mutually acceptable to the Parties.

WELL NAME	AREA	DATE OF INITIAL FLOW INTO HFS SYSTEM	Maximum Daily Quantity (Mmbtu/d) [1]	LOCATION
EGP #63	ELM GROVE	11/14/08	1,000	S9 16N-11W
EGP #64	ELM GROVE	11/14/08	2,000	S10 16N-11W
EGP #65	ELM GROVE	1/15/09	2,000	S16 16N-11W
BROWN 17 #4	ELM GROVE	11/17/08	4,000	S17 16N-11W
GOODWIN 9 #5-ALT	ELM GROVE	11/26/08	3,000	S9 16N-11W
SAMPLE 9 #1H	PLANTATION	11/29/08	5,000	S9 14N-11W
EGP 30 #13-ALT	ELM GROVE	12/8/08	4,000	S30 16N-11W
MATTHEWS et al 16 #1H	COUSHATTA	12/16/08	2,000	S16 13N-11W
SAMPLE 4 #1H	PLANTATION	12/20/08	1,000	S4 14N-11W
RE SMITH, JR. TRUST 32 #1	ELM GROVE	1/6/09	4,000	S32 16N-11W
OSBORNE 8 #3-ALT	ELM GROVE	1/9/09	3,000	S8 16N-11W
MACK HOGAN #4	ELM GROVE	1/18/09	2,000	S3 16N-11W
ROOS A #5-ALT	ELM GROVE	1/18/09	3,000	S3 16N-11W
GRIFFITH 11 #1H	HOLLY	1/27/09	3,000	S11 13N-14W
WOODLEY 8 #6	ELM GROVE	2/19/09	3,000	S8 16N-11W
ALLBRITTION CATTLE 15 #1H	COUSHATTA	2/23/09	1,000	S15 13N-11W
B&K EXPL. INVEST. LLC 37 #1	BARKSDALE	2/24/09	3,000	S26 17N-13W
ROOS #32-ALT	ELM GROVE	3/4/09	6,000	S17 16N-11W
SAMPLE 4 #2H	PLANTATION	3/12/09	8,000	S4 14N-11W
SL HERLOLD et al 13 #1	GREENWOOD	3/16/09	1,000	S13 17N-16W
GLASSCOCK et al #1H	PLANTATION E.	3/21/09	4,000	S34 16N-11W
RE SMITH, JR. TRUST 5 #3	PLANTATION E.	3/24/09	1,000	S5&6 15N-11W
ALLBRITTION CATTLE 9 #1H	COUSHATTA	3/28/09	2,000	S9 13N-11W
EGP 66	ELM GROVE	4/9/09	4,000	S16 16N-11W

[1]

The Maximum Daily Quantity volumes will be adjusted by the Parties from time-to-time as additional Wells are connected to the System and existing well MDQs are adjusted to reflect changes in production volumes; provided, however, absent an express agreement by the Parties to expand the maximum System capacity, the cumulative total of the Maximum Daily Quantity numbers for all of the Wells shall not exceed 2.155 Bcf/d.

WELL NAME	AREA	DATE OF INITIAL FLOW INTO HFS SYSTEM	Maximum Daily Quantity (Mmbtu/d) [1]	LOCATION
CRESTVIEW WOODS 28 #1	GREENWOOD	4/23/09	2,000	S28 18N-16W
POWERS 21H #1	ELM GROVE	5/3/09	5,000	S21 16N-11W
SAMPLE 5-1	PLANTATION	5/9/09	5,000	S5 14N-11W
ERH et al 25 #1H	COUSHATTA	5/13/09	3,000	S25 13N-11W
JACOBS et al 36 #1H	COUSHATTA	5/13/09	3,000	S36 13N-11W
JACOBS et al 36 #2H	COUSHATTA	5/14/09	4,000	S36 13N-11W
KNOX MINERALS 6 #1	ELM GROVE	6/5/09	3,000	S6 16N-12W
NINOCK 25 #1H	PLANTATION	6/10/09	7,000	S25 15N-11W
ALBRITTION CATTLE et al 8 #1H	COUSHATTA	6/10/09	5,000	S8 13N-11W
SHERWIN 10 #4	ELM GROVE	6/15/09	3,000	S10 16N-11W
SAMPLE 8 #1	PLANTATION	6/25/09	8,000	S8 14N-11W
HUNT PLYWOOD C-7	CASPIANA	7/19/09	13,000	S35 15N-13W
MATTHEWS et al 17 #1H	COUSHATTA	7/20/09	7,000	S17 13N-11W
RENFRO et al 14 #1H	COUSHATTA	7/25/09	4,000	S14 13N-11W
MEREDITH et ux 36H #1	HOLLY	8/5/09	4,000	S36 13N-14W
DEHAN et al 15H #1	HOLLY	8/8/09	10,000	S15 13N-14W
NINOCK 35H #1	PLANTATION	8/16/09	10,000	S35 15N-11W
CPS TIMBERLANDS 28 #1H	STANLEY	8/16/09	4,000	S28 11N-14W
NINOCK 34H #1	PLANTATION	8/22/09	8,000	S34 15N-11W
CLARK et ux 7 #1H	PLANTATION	8/22/09	8,000	S7 15N-11W
DeSOTO PH. POLICE JURY 35H #1	HOLLY	8/24/09	5,000	S35 13N-14W
DeSOTO PH. POLICE JURY 26H #1	HOLLY	8/30/09	6,000	S26 13N-14W
NINOCK 6H #1	COUSHATTA	9/7/09	7,000	S6-13N-10W
TULLOS 7H #1	PLANTATION	9/13/09	10,000	S17-15N-11W
WILLIS et al 36H #1	ELM GROVE	9/15/09	6,000	S36 16N-11W
CASON et al 11 #1H	COUSHATTA	9/25/09	6,000	S11 13N-11W
HAMMOCK et al 11 #1H	GREENWOOD	9/26/09	5,000	S11 17N-16W
ALLBRITTON CATTLE 9 #2	COUSHATTA	10/1/09	6,000	S9 13N-11W
SAMPLE 32 #1-H	PLANTATION	10/5/09	11,000	S5 14N-11W
CLARK et ux 8 #1H	PLANTATION	10/10/09	11,000	S5 15N-11W
BLACK STONE 6 #3	PLANTATION	10/18/09	20,000	S7 14N-12W
ALLBRITTON CATTLE 15 #2	COUSHATTA	10/27/09	6,000	S15 13N-11W
MATTHEWS 21 #1	COUSHATTA	10/31/09	6,000	S16 13N-11W
MATTHEWS TRUST 7H #1	COUSHATTA	11/5/09	8,000	S7 13N-11W
JESTMA LLC 22H #1	ELM GROVE	11/7/09	8,000	S15 16N-11W
NINOCK 1 #1-H	COUSHATTA	11/10/09	12,000	S12 13N-11W

WELL NAME	AREA	DATE OF INITIAL FLOW INTO HFS SYSTEM	Maximum Daily Quantity (Mmbtu/d) [1]	LOCATION
NINOCK 12H #1	COUSHATTA	11/10/09	11,000	S1 13N-11W
WILLIS 25H #1	ELM GROVE	11/23/09	14,000	S36 16N-11W
LOE 15 #1-H	HEFLIN	11/23/09	5,000	S10 16N-9W
PEACOCK FAMILY, LLC 20 #1	WALLACE LAKE	12/9/09	9,000	S17 15N-13W
MATTHEWS 18H #1	COUSHATTA	12/14/09	10,000	S19 13N-11W
DICKSON ET AL 37 #1-H	BARKSDALE	12/20/09	9,000	S23 17N-13W
TIGRE PLANTATION LLC 31H #1	PLANTATION	12/21/09	13,000	S31 15N-11W
GRAYSON ETAL 24H #1	BARKSDALE	12/31/09	10,000	S25 17N-13W
GRAYSON ETAL 25 #1-H	BARKSDALE	12/31/09	10,000	S24 17N-13W
HUCKABAY 31 H#1	COUSHATTA	1/1/10	10,000	S6 12N-10W
MOON 27H #1	PLANTATION	1/9/10	12,000	S22 16N-11W
ALBRITTON CATTLE 10 #1	COUSHATTA	1/18/10	9,000	S10 13N-11W
DUPREE LAND 20H #1	COUSHATTA	1/23/10	13,000	S20 13N-10W
DUPREE LAND 21H #1	COUSHATTA	1/23/10	14,000	S28 13N-10W
MATTHEWS et al 19H #1	COUSHATTA	1/25/10	12,000	S18 13N-11W
FRANKLIN et al 28H #1	PLANTATION	2/5/10	20,000	S33 15N-11W
MADDEN 6 H #1	HEFLIN	2/6/10	15,000	S7 16N-9W
BOLTON 35 #1	PLANTATION	2/9/10	20,000	S26 16N-11W
CARMODY etal 24 #1	COUSHATTA	2/22/10	12,000	S24 13N-11W
BOURDON 23H #1	COUSHATTA	2/22/10	11,000	S26 13N-11W
BRIARWOOD 35-1	COUSHATTA	2/26/10	11,000	S26 13N-11W
SAMPLE etal 9 #2-ALT	PLANTATION	3/7/10	12,000	S4 14N-11W
MATTHEWS 16 #2	COUSHATTA	3/8/10	11,000	S16 13N-11W
STEVENSON DOUGLAL LLC 16 #1	HOLLY	3/14/10	13,000	S16 13N-14W
HENDERSON 33 #1	BARKSDALE	3/21/10	12,000	S28 17N-12W
MARTIN 26H #1	PLANTATION	3/26/10	12,000	S23 15N-11W
MCFERREN 36-1	BETHANY LONGSTREET	4/9/10	12,000	S25 14W-16W
INTERNATIONAL PAPER 12-1	HOLLY	4/10/10	13,000	S1 13W-14W
MCLELLAND TRUST 32-1	PLANTATION	4/17/10	10,000	S29 14N-10W
HENDERSON 28-1	ELM GROVE	4/18/10	9,000	S33 17N-12W
WASCHKA 10-1	ELM GROVE	4/28/10	6,000	S10 16W-11W
TALIAFERRO 28-1	ELM GROVE	5/1/10	8,000	S33 17N-10W
CANNISNIA 34-1	PLANTATION	5/2/10	8,000	S3 14N-12W
SAMPLE 16-1	PLANTATION	5/6/10	5,000	S9 14N-11W
MCLELLAND TRUST 33-1	PLANTATION	5/12/10	10,000	S4 13N-10W
JPIL BEAIRD 27-1	GREENWOOD	5/14/10	15,000	S22 16N-15W

WELL NAME	AREA	DATE OF INITIAL FLOW INTO HFS SYSTEM	Maximum Daily Quantity (Mmbtu/d) [1]	LOCATION
BRIARWOOD 26-1	COUSHATTA	5/15/10	15,000	S35 13N-11W
ANTHONY 12H-1	STANLEY	5/17/10	15,000	S1 11N-15W

Delivery Points

Pipeline Name	Location	MDQ (Mmbtu/d) [2],[3]
TGT / Red River #2 (B & K)	23-T17N-R13W	14,000
Crosstex LIG / East Holly	26-T14N-R14W	55,000
Gulf South Legacy / Holly Field CP	26-T14N-R14W	110,000
Crosstex LIG / Coushatta	21-T13N-11W	45,000
Centerpoint / Petrohawk - Line CP	9-T14N-R11W	120,000
Gulf South Legacy / Plantation West	9-T14N-R11W	100,000
Gulf South 42” / Plantation South	15-T14N-11W	406,000
Regency Hawk Red River Receipt	15-T14N-11W	280,000
TGT / East Haughton	9-17N-11W	10,000
Regency / North Elm Grove	22-17N-11W	100,000
Regency/ North Elm Grove Hawk HP Receipt	22-17N-11W	100,000
Gulf South Legacy / Sligo Field CP	9-17N-11W	60,000
Regency / Greenwood Plant Receipt	21-T18N-16W	40,000
Gulf South / Logansport Plant Receipt	25-T14N-R16W	30,000
Regency / Heflin Plant Receipt	14-T16N-R10W	40,000
Gulf South Legacy /Heflin	14-T16N-R10W	34,000
ETC / Tiger Plantation South *	15-T14N-R11W	300,000
ETC / Tiger – Holly *	26-T14N-R14W	100,000
Enterprise / Acadian *	15-T14N-R11W	100,000

[2]

The cumulative Delivery Point MDQs will increase to a cumulative 2.155 Bcf/d as production comes to the System and space becomes available on downstream pipelines, with such increases to be mutually acceptable to the Parties.

[3]

The Parties recognize that operational constraints affecting the System may arise from time-to-time that will prevent Gatherer from delivering the full MDQ specified herein to a particular Delivery Point. Gatherer will take commercially reasonable efforts to minimize the occurrence and duration of such operational constraints. During the continuation of any such operational constraints, the MDQ set forth herein for a particular Delivery Point will be reduced to the volume that Gatherer can actually achieve, Gatherer will meet with Shipper to discuss the realignment of the nomination and scheduling procedures including the modification of Delivery Point MDQs so as to minimize the impact of any such operational constraints, and thereafter the Parties will take such reasonable steps as are necessary to implement the agreed upon plan.

*	Not in service as of May 21, 2010

EXHIBIT C

RATES*

Gathering Fee*	$0.34 per Mcf
Treating Fee*

The treating fee will be calculated based on a formula as follows:

•   For gas above 2.0% CO2 up to 5.5% CO2: $0.03 + (actual % CO2 less 2.0% CO2) x 100 x $0.09

•   For gas above 5.5% CO2: $0.05 + (actual % CO2 less 2.0% CO2) x 100 x $.09

*	Subject to annual adjustment as provided in Section 3.5

C-1

EXHIBIT D

MASTER DATA SHARING AGREEMENT

MASTER DATA SHARING AGREEMENT (“Agreement”)

RECITALS

A. The facilities of KinderHawk Field Services LLC, a Delaware limited liability company (“Gatherer”), are interconnected with the facilities of Petrohawk Operating Company, a Texas corporation (“Petrohawk Operating Company”), Petrohawk Properties, LP, a Texas limited partnership (“Petrohawk Properties”), and KCS Resources, LLC, a Delaware limited liability company (“Resources”), (collectively with Petrohawk Operating Company, Petrohawk Properties, and Resources, “Shipper”) at:

Various points on Gatherer’s gathering system and related facilities located in Bossier, Caddo, DeSoto, Red River, Webster, Sabine and Bienville Parishes, Louisiana as depicted on Exhibit A attached hereto, and any expansions and modifications thereof (the “System”).

B. On or about May 21, 2010, (i) Shipper and Gatherer entered into a Gas Gathering Agreement (the “Gas Gathering Agreement”) and (ii) Hawk Field Services LLC, an Affiliate of Shipper (“HFS”), Petrohawk Energy Corporation, an Affiliate of Shipper (“Parent”), and Gatherer entered into a Letter Agreement (the “Letter Agreement”) which sets forth certain terms and conditions concerning the ownership and operation of the Haynesville SCADA System by HFS and the construction of the New Haynesville SCADA System (as such terms are defined in the Letter Agreement) by HFS and its conveyance of the New Haynesville SCADA System to Gatherer.

C. Unless otherwise noted herein, capitalized terms used but not otherwise defined in this Agreement have the meanings set forth in the Gas Gathering Agreement.

In consideration of the mutual covenants in this Agreement and the Gas Gathering Agreement, Gatherer agrees to provide Shipper with the Subject Data and the Permitted Direct Access on the terms and conditions specified below:

1. Pursuant to the terms of Section 8.2(c) of the Gas Gathering Agreement, Gatherer and Shipper have agreed that during the term of this Agreement Gatherer shall provide Shipper with certain data from gas measurement devices and/or other monitoring equipment from the System by means of a data extract from Gatherer’s New Haynesville SCADA System in a format and on a schedule that is reasonable and acceptable to the Parties (the “Subject Data”); provided, however, Gatherer shall only provide Shipper the Subject Data to the extent providing the Subject Data is not prohibited under any licensing, software or use agreement to which the Subject Data is subject. For the purposes of clarity, Shipper will not have access to or use of the New Haynesville SCADA System itself, but rather will only be entitled to receive the Subject Data pursuant to the terms of this Agreement; however, Gatherer agrees to grant Shipper direct access to the SCADA HMI, a component of the New Haynesville SCADA System, when required for safety and operational purposes (the “Permitted Direct Access”). Such Permitted Direct Access shall only be granted to persons pre-approved by Gatherer and designated in writing as approved (the “Permitted Users”). Shipper agrees to provide Gatherer reasonable documentation regarding persons Shipper desires to be designated a Permitted User and to cause any such person to execute and deliver any further instruments or documents that Shipper deems reasonably necessary in order to protect Gatherer’s System and the confidentiality of the Subject Data. Any data obtained by Shipper by means of the Permitted Direct Access shall be deemed to be “Subject Data” for all purposes under this Agreement.

2. All Subject Data and the Permitted Direct Access are provided to Shipper purely as an accommodation, without charge, and any use to which Shipper may put the Subject Data is at Shipper’s risk.

3. GATHERER SHALL NOT BE LIABLE FOR ANY LOSSES, DAMAGES, CLAIMS, ACTIONS, LIABILITIES, COSTS AND EXPENSES, WHETHER FORESEEABLE OR UNFORESEEABLE ARISING OUT OF ERRORS, OMISSIONS, INTERRUPTIONS, DELAYS OR DEFECTS IN ANY SUBJECT DATA PROVIDED HEREUNDER. SHIPPER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS GATHERER, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, AGENTS AND PREDECESSORS AGAINST ANY LOSSES, DAMAGES, CLAIMS, ACTIONS, LIABILITIES, COSTS AND EXPENSES OF ANY NATURE MADE BY ANY PERSON, BASED ON RELIANCE ON THE AVAILABILITY OR ACCURACY, OR LACK THEREOF, OF THE SUBJECT DATA DESCRIBED HEREIN OR ARISING FROM THE PERMITTED DIRECT ACCESS.

4. Shipper understands and acknowledges that Gatherer does not warrant or guarantee the accuracy of the Subject Data provided to Shipper under this Agreement. Shipper expressly releases Gatherer from any liability arising out of Shipper’s use of the Subject Data and the Permitted Direct Access.

5. Shipper agrees to notify Gatherer, in a timely manner, in the event Shipper discovers any error, omission, interruption, delay or defects in the Subject Data. Shipper agrees to notify Gatherer, in a timely manner, in the event Shipper discovers that any data other than the Subject Data has been provided to Shipper. Shipper shall immediately cease using any such inadvertently obtained data and return such data to Gatherer and not retain any copies thereof.

6. Gas volumes determined from the Subject Data shall not be used for custody transfer measurement. All such volume determinations relating to the purchase, sale, or transportation of gas through a measurement facility shall be made in accordance with the applicable agreements or contracts.

7. Gatherer shall not be responsible to Shipper for any inconvenience, damage, or injury caused by any system failure or maintenance of the New Haynesville SCADA System equipment.

8. The Subject Data provided to Shipper shall be used only for its own informational purposes associated with daily operations. Shipper shall not use the Subject Data in any control function where failure or inaccuracies in the Subject Data could upset any of Gatherer’s processes. Shipper shall not allow any Person other than Shipper to use the Subject Data or any other information provided to Shipper pursuant to this Agreement.

9. Shipper acknowledges and agrees that it is solely responsible and liable for compliance with all governmental regulations relating to the operation of its facilities and service and that Gatherer has in no way assumed any responsibilities on Shipper’s behalf by virtue of Shipper’s use of any data or the Permitted Direct Access.

10. This Agreement shall be effective as of the Delivery Date (as defined in the Letter Agreement) and shall run coterminous with the Gas Gathering Agreement. In the event that an individual Well served by the New Haynesville SCADA System is no longer producing gas, the obligations of Gatherer to provide Subject Data hereunder shall terminate with respect to said Well. In the event that the Gas Gathering Agreement terminates, this Agreement will automatically terminate as of the date the Gas Gathering Agreement terminates, except with respect to the provisions of Paragraph 3 hereof, which shall survive such termination.

11. All notices, requests, claims, demands, statements and other communications hereunder shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery, by facsimile, or by email to the same Person and in the same manner as designated in the Gas Gathering Agreement.

12. This Agreement shall be interpreted, construed and governed by the laws of the State of Texas, without reference to choice of law principles thereof that might apply the laws of another jurisdiction.

13. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and such counterparts together shall constitute one instrument.

14. NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST OR DELAYED PRODUCTION, OR FOR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A BREACH OF CONTRACT OR TORT, WHICH ARISES OUT OF OR RELATES TO THIS AGREEMENT OR ITS PERFORMANCE OR NONPERFORMANCE, REGARDLESS OF HOW SUCH DAMAGES MAY HAVE BEEN CAUSED EVEN IF CAUSED BY THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTY RELIEVED OF LIABILITY HEREUNDER.

15. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party without the prior written consent of each other party.

IN WITNESS WHEREOF, Gatherer and Shipper hereby acknowledge and agree to the foregoing terms and execute this Agreement as of the              day of              2010.

GATHERER:

KINDERHAWK FIELD SERVICES LLC

By:
Name:
Title:

SHIPPER:

PETROHAWK OPERATING COMPANY

By:
Name:
Title:

PETROHAWK PROPERTIES, LP

By:
Name:
Title:

KCS RESOURCES, LLC

By:
Name:
Title:

Signature Page to Master Data Sharing Agreement

EXHIBIT A

GATHERING SYSTEM

EXHIBIT E

FORM OF ASSIGNMENT

To the extent required pursuant to the terms of this Agreement, the Parties will enter into the appropriate documentation as described on Exhibits E-1 and E-2.

Exhibit E

EXHIBIT E-1

In the event that Shipper needs to assign previously-installed meters as described under Section 9.3 of this Agreement, the Parties agree to enter into a bill of sale, assignment and assumption agreement in a form and substance substantially similar to that certain Bill of Sale, Assignment, and Assumption Agreement entered into by Petrohawk Energy Corporation, a Delaware corporation, Hawk Field Services, LLC, an Oklahoma limited liability company and Gatherer, dated as of May 21, 2010.

Exhibit E-1

EXHIBIT E-2

In the event that the Parties need to enter into any agreements under Section 9.4 of this Agreement, the Parties shall reasonably agree on the form and substance of the appropriate documentation. The documentation may take the form of an easement, a partial assignment of leasehold rights relating to gathering operations, or another agreement mutually acceptable to the Parties.

Exhibit E-2

EXHIBIT F

SYSTEM MAP

Exhibit F

HAWK FIELD SERVICES LLC
CONFIDENTIAL
Webster
Bossier
Caddo
Bienville
Red River
De Soto
Shelby
Sabine
Hawk Field Services
Louisiana System as of 03/31/2010

F-1